As filed with the Securities and Exchange Commission on December 20, 2017

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

(Exact name of registrant as specified in its charter)

Pennsylvania	23-6216339
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

200 South Broad Street

Philadelphia, PA 19102-3803

(215) 875-0700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bruce Goldman, Esq.

Executive Vice President and General Counsel

Pennsylvania Real Estate Investment Trust

200 South Broad Street

Philadelphia, PA 19102-3803

(215) 875-0700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Robert C. Juelke, Esq.

Drinker Biddle & Reath LLP

One Logan Square, Suite 2000

Philadelphia, PA 19103

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Shares of Beneficial Interest, par value $1.00 per share	432,578(1)(2)	(2)	(2)	(2)
Common Shares of Beneficial Interest, par value $1.00 per share	567,422(1)	$11.19(3)	$6,349,452(3)	$791(3)

(1)	Pursuant to Rule 416 under the Securities Act, such number of common shares of beneficial interest registered hereby shall include an indeterminable number of common shares that may be issued in connection with a share split, share dividend, recapitalization or similar event.
(2)	As discussed below, pursuant to Rule 415(a)(6) under the Securities Act, this Registration Statement includes unsold securities that have been previously registered. Accordingly, there is no registration fee due in connection with these previously registered shares.
(3)	The proposed maximum offering price per share with respect to the additional 567,422 shares being registered pursuant to this Registration Statement is $11.19, estimated solely for the purpose of computing the registration fee, pursuant to Rule 457(a) under the Securities Act, and, in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low reported sale prices of our common shares on the New York Stock Exchange on December 15, 2017.

Pursuant to Rule 415(a)(6) under the Securities Act, the securities registered pursuant to this Registration Statement consist of 432,578 unsold common shares previously registered on the Registrant’s Registration Statement on Form S-3 (Registration No. 333-201240). In connection with the registration of such unsold common shares, the Registrant paid a registration fee of $895 for the newly registered shares on Registration Statement No. 333-201240 and carried over $592 of previously paid registration fees, which will continue to be applied to such unsold securities. Pursuant to Rule 415(a)(6), the offering of the unsold securities registered under the Registration Statement No. 333-201240 will be deemed terminated as of the date of effectiveness of this Registration Statement.

PROSPECTUS

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

1,000,000 Common Shares of Beneficial Interest

Distribution Reinvestment and Share Purchase Plan

The Distribution Reinvestment and Share Purchase Plan of Pennsylvania Real Estate Investment Trust provides owners of our Shares of beneficial interest, $1.00 par value per share, with a simple and convenient method of purchasing additional shares. Some significant features of the Plan are:

•	You may participate in the Plan if you own our Shares or limited partner interests in PREIT Associates, L.P., our operating partnership. If you do not own our Shares or limited partner interests in our operating partnership, you can participate in the Plan by making a minimum initial investment of $250.

•	You may purchase additional Shares by automatically reinvesting some or all of your cash dividends on our Shares or cash distributions on limited partner interests in our operating partnership.

•	You may also purchase Shares by making optional cash investments of $50 to $5,000 per calendar month. In some instances, we may permit greater optional cash investments.

Those holders of our Shares who do not participate in the Plan will receive cash distributions, as declared, in the usual manner.

To enroll in the Plan, simply complete the enclosed Account Authorization Form and return it in the envelope provided. Enrollment in the Plan is entirely voluntary and participants may terminate their participation at any time. A broker, bank or other nominee may reinvest distributions on behalf of beneficial owners.

Our Shares currently trade on the New York Stock Exchange under the symbol “PEI.” On December 19, 2017, the last reported sale price of our Shares on the New York Stock Exchange was $11.04 per share.

The common stock of the Company is not insured by the FDIC or any other government agency, are not deposits or other obligations of, and are not guaranteed by, Wells Fargo Shareowners Services or the Company, and are subject to investment risks, including possible loss of principal amount invested. Common stock held in the Plan is not subject to protection under the Securities Investor Protection Act of 1970.

You should consider the risks described in “Risk Factors” on page 3 of this prospectus and included in documents that we file with the Securities and Exchange Commission that are incorporated by reference into this prospectus before investing in our Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 20, 2017.

Unless the context requires otherwise, references in this prospectus to “we,” “our,” “us,” the “Company” and “PREIT” refer to Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust, and its subsidiaries, including our operating partnership, PREIT Associates, L.P., a Delaware limited partnership of which we are the sole general partner. All references to “common shares” or “Shares” refer to PREIT’s common shares of beneficial interest, par value $1.00 per share.

You should rely only on the information contained in this prospectus, in an accompanying prospectus supplement or incorporated by reference herein or therein. We have not authorized anyone to provide you with information or make any representation that is not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate, and this prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement is accurate as of the date on its respective cover, and that any information incorporated by reference herein or therein is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Since such dates, our business, financial condition, results of operations and prospects may have changed.

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SUMMARY

The Company

Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust founded in 1960 and one of the first equity real estate investment trusts (“REITs”) in the United States, has a primary investment focus on retail shopping malls located in the eastern half of the United States, primarily in the Mid-Atlantic region.

We currently own interests in 28 retail properties in nine states, of which 24 are operating properties, and four are development properties, one of which is a former operating property that is currently partially closed and undergoing a major reconstruction. The 24 operating properties include 20 shopping malls and four other operating retail properties, have a total of 19.6 million square feet and are located in eight states. We and partnerships in which we own an interest own 15.0 million square feet at these properties (excluding space owned by anchors).

There are 18 operating retail properties in our portfolio that we consolidate for financial reporting purposes. These consolidated operating properties have a total of 15.4 million square feet, of which we own 12.2 million square feet. The six operating retail properties that are owned by unconsolidated partnerships with third parties have a total of 4.1 million square feet, of which 2.8 million square feet are owned by such partnerships. The above property counts and square feet do not include Valley View Mall in La Crosse, Wisconsin because this property has been classified as “held for sale” as of September 30, 2017.

The development portion of our portfolio contains four properties in two states, with two classified as “mixed use” (a combination of retail and other uses), one is classified as “retail,” and one classified as “other.”

We are a fully integrated, self-managed and self-administered REIT that has elected to be treated as a REIT for federal income tax purposes. In general, we are required each year to distribute to our shareholders at least 90% of our net taxable income and to meet certain other requirements in order to maintain the favorable tax treatment associated with qualifying as a REIT.

We hold our interests in our portfolio of properties primarily through our operating partnership, PREIT Associates, L.P. We are the sole general partner of PREIT Associates, L.P. and, as of September 30, 2017, held an 89.4% controlling interest in PREIT Associates, L.P., and consolidated it for reporting purposes. We own our interests in our properties through various ownership structures, including partnerships and tenancy in common arrangements.

We provide management, leasing and real estate development services through PREIT Services, LLC, which generally develops and manages properties that we consolidate for financial reporting purposes, and PREIT-RUBIN, Inc. (“PRI”), which generally develops and manages properties that we do not consolidate for financial reporting purposes, including properties in which we own interests through partnerships with third parties and properties that are owned by third parties in which we do not have an interest. PRI is a taxable REIT subsidiary, as defined by federal tax laws, which means that it is able to offer additional services to tenants without jeopardizing our continuing qualification as a REIT under federal tax law.

Our principal corporate offices are located at The Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania 19102-3803, and our telephone number is (215) 875-0700. We maintain a website that contains information about us at http://www.preit.com. The information included on the website is not, and should not be considered to be, a part of, nor incorporated by reference into, this prospectus or any accompanying prospectus supplement.

About this Prospectus

This prospectus describes the common shares of beneficial interest of Pennsylvania Real Estate Investment Trust. As we describe below in the section entitled “Where to Find Additional Information; Incorporation by Reference,” we have filed and plan to continue to file other documents with the Securities and Exchange Commission, or the SEC, that contain information about us. Before you decide whether to invest in our Shares, you should read this prospectus and the information we otherwise file with the SEC.

RISK FACTORS

Investment in the Shares offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated into this prospectus by reference to our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement, before acquiring any Shares. The occurrence of any of the events described in these risks might cause you to lose all or part of your investment in our Shares. Please also refer to the section below entitled “Forward-Looking Statements.”

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contain certain forward-looking statements within the meaning of the federal securities laws. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. When used, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “result,” “should,” “will” and similar expressions that do not relate solely to historical matters are intended to identify forward-looking statements. Future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to:

•	changes in the retail industry, including consolidation and store closings, particularly among anchor tenants;

•	our ability to maintain and increase property occupancy, sales and rental rates, in light of the relatively high number of leases that have expired or are expiring in the next two years;

•	increases in operating costs that cannot be passed on to tenants;

•	current economic conditions and the state of employment growth and consumer confidence and spending, and the corresponding effects on tenant business performance, prospects, solvency and leasing decisions and on our cash flows, and the value and potential impairment of our properties;

•	the effects of online shopping and other uses of technology on our retail tenants;

•	risks related to our development and redevelopment activities;

•	acts of violence at malls, including our properties, or at other similar spaces, and the potential effect on traffic and sales;

•	our ability to identify and execute on suitable acquisition opportunities and to integrate acquired properties into our portfolio;

•	our partnerships and joint ventures with third parties to acquire or develop properties;

•	concentration of our properties in the Mid-Atlantic region;

•	changes in local market conditions, such as the supply of or demand for retail space, or other competitive factors;

•	changes to our corporate management team and any resulting modifications to our business strategies;

•	our ability to sell properties that we seek to dispose of or our ability to obtain prices we seek;

•	potential losses on impairment of certain long-lived assets, such as real estate, or of intangible assets, such as goodwill, including such losses that we might be required to record in connection with any dispositions of assets;

•	our substantial debt and the liquidation preference value of our preferred shares and our high leverage ratio;

•	constraining leverage, unencumbered debt yield, interest and tangible net worth covenants under our principal credit agreements;

•	our ability to refinance our existing indebtedness when it matures, on favorable terms or at all;

•	our ability to raise capital, including through joint ventures or other partnerships, through sales of properties or interests in properties, through the issuance of equity or equity-related securities if market conditions are favorable, or through other actions;

•	our short- and long-term liquidity position;

•	potential dilution from any capital raising transactions or other equity issuances; and

•	general economic, financial and political conditions, including credit and capital market conditions, changes in interest rates or unemployment.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section above entitled “Risk Factors,” including the risks incorporated therein from our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, as updated by our future filings, including any applicable prospectus supplement.

WHERE TO FIND ADDITIONAL INFORMATION; INCORPORATION BY REFERENCE

We have filed a registration statement on Form S-3 with the SEC of which this prospectus forms a part. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s Internet site at http://www.sec.gov. You can also inspect reports and other information we file with the SEC at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Additionally, we make our SEC filings available, free of charge, on our website at https://investors.preit.com/investors/ as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than the filings incorporated by reference in this prospectus, is not, and should not be, considered part of this prospectus, is not incorporated by reference into this document, and should not be relied upon in connection with making any investment decision with respect to our Shares.

The SEC allows us to “incorporate by reference” in this prospectus and any accompanying prospectus supplement certain information we file with the SEC, which means that we may disclose important information in this prospectus and any accompanying prospectus supplement by referring you to the document that contains the information. The information incorporated by reference is considered to be a part of this prospectus and any accompanying prospectus supplement, and the information we file later with the SEC, but prior to the completion of this offering, will automatically update and supersede the information filed earlier. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K. These documents may include, among others, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. If a reference is made in this prospectus or any accompanying prospectus supplement to any of our contracts or other documents filed or incorporated by reference as an exhibit to the registration statement, the reference may not be complete and you should refer to the filed copy of the contract or document.

This prospectus incorporates by reference the documents listed below, all of which have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on February 28, 2017;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, filed on April 27, 2017, June 30, 2017, filed on August 9, 2017, and September 30, 2017, filed on November 2, 2017;

•	our Definitive Proxy Statement, filed with the SEC on April 25, 2017;

•	our Current Reports on Form 8-K filed on January 18, 2017, January 23, 2017, January 27, 2017, February 23, 2017, March 3, 2017, April 21, 2017, June 7, 2017, September 11, 2017, and December 7, 2017;

•	the description of our common shares contained in our Registration Statement on Form 8-A dated December 17, 1997, and all amendments or reports filed with the SEC for the purpose of updating such description.

You may obtain copies of any of these filings by contacting us at the address and phone number indicated below or by contacting the SEC or the New York Stock Exchange as described above. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost, by writing or telephoning our General Counsel at:

Pennsylvania Real Estate Investment Trust

200 South Broad Street

Philadelphia, PA 19102-3803

(215) 875-0700

Attention: General Counsel

Readers should only rely on the information provided or incorporated by reference in this prospectus or in any applicable supplement to this prospectus. Readers should not assume that the information in this prospectus or any applicable supplement is accurate as of any date other than the date on the front cover of the applicable document.

DESCRIPTION OF THE PLAN

The Distribution Reinvestment and Share Purchase Plan (the “Plan”) provides record and beneficial owners of our Shares or limited partner interests in PREIT Associates, L.P. (collectively, “Eligible Shareholders”) and interested new investors who are not currently Eligible Shareholders (“Interested New Investors” and, together with Eligible Shareholders, “Participants”) with a convenient and attractive method of investing cash dividends made on Shares and cash distributions made on units of limited partner interest in PREIT Associates, L.P. (together with such cash dividends, “Distributions”) in additional Shares, and Interested New Investors or other Participants may make optional cash investments in additional Shares, all without payment of any brokerage commissions or service charges. The price to be paid for Shares purchased under the Plan will be a price reflecting a 1% discount from the “market price” (as described in Question 10) for the reinvestment of cash Distributions and for optional cash payments that do not exceed $5,000, and a price reflecting a discount ranging between 0% and 5% (the “Discount”) from the market price (as described in Question 16) for the investment of optional cash payments made pursuant to a Large Cash Purchase, to the extent Shares are purchased directly from us. The Discount is subject to change (but will not vary from the range of between 0% and 5%) from time to time at our discretion after a review of factors including current market conditions, the level of participation in the Plan and our current and projected capital needs.

Subject to the availability of Shares registered for issuance under the Plan, there is no minimum or maximum limitation on the amount of Distributions a Participant may reinvest under the Plan. See Question 2. As of the date hereof, 1,000,000 Shares are registered for sale under the Plan.

Participants (other than Participants who are solely beneficial owners) electing to invest optional cash payments in additional Shares are subject to a minimum purchase per transaction of $50, provided that the initial minimum investment amount for Interested New Investors is $250, and a maximum per month purchase limit of $5,000 (subject to waiver). See Question 16. Participants who are beneficial owners who wish to invest optional cash payments may open an account with the Plan Administrator as an Interested New Investor and become a record owner with respect to such purchased shares. See Questions 5 and 6. A Participant may be a beneficial owner with respect to some shares and a record owner with respect to others if the Participant owns shares in multiple accounts. In general, it is expected that optional cash payments that do not exceed $5,000 will be invested monthly. Optional cash payments in excess of $5,000 may be made only upon our acceptance of a completed Request for Waiver Form from an eligible Participant. See Question 16. Optional cash payments of less than $50 and that portion of any optional cash payment that exceeds the maximum monthly purchase limit of $5,000, unless such limit has been waived, are subject to return to the Participant without interest. Participants may request that any or all Shares held in the Plan be sold by the Plan Administrator (as defined in Question 4) on behalf of such Participants, at a nominal charge to the Participant. See Question 19.

We may grant Requests for Waiver to Participants that are financial intermediaries, including brokers and dealers, and other Participants in the future. Grants of Requests for Waiver will be made in our sole discretion based on a variety of factors, which may include: our current and projected capital needs, the alternatives available to us to meet those needs, prevailing market prices for Shares, general economic and capital market conditions, potential aberrations in the price or trading volume of the Shares, the potential disruption of the price of the Shares by a financial intermediary, the number of Shares held by the Participant submitting the waiver request, the past actions of a Participant under the Plan, the aggregate amount of optional cash payments for which such waivers have been submitted, and the administrative constraints associated with granting such waivers. If such Requests for Waiver are granted, a portion of the Shares available for issuance under the Plan will be purchased by Participants (including brokers or dealers) who, in connection with any resales of such Shares, may be deemed to be underwriters within the meaning of the Securities Act. To the extent that Requests for Waiver are granted, it is expected that a greater number of Shares will be issued under the optional cash payment feature of the Plan as opposed to the Distribution reinvestment feature of the Plan.

Financial intermediaries may purchase a significant portion of the Shares issued pursuant to the optional cash payment feature of the Plan. We do not have any formal or informal understanding with any such organizations with respect to such purchases and, therefore, the extent of such financial intermediaries’ participation under the Plan cannot be estimated at this time. Participants that are financial intermediaries that acquire Shares under the Plan with a view to distribution of such Shares or that offer or sell Shares for us in connection with the Plan may be deemed to be underwriters within the meaning of the Securities Act.

From time to time, financial intermediaries, including brokers and dealers, may engage in positioning transactions in order to benefit from the discount from the market price of the Shares acquired through the cash payment feature of the Plan. Such transactions may cause fluctuations in the price or trading volume of the Shares. Financial intermediaries that engage in positioning transactions may be deemed to be underwriters within the meaning of the Securities Act. The Plan is intended for the benefit of our investors and not for individuals or investors who engage in transactions that may cause aberrations in the price or trading volume of the Shares.

The Plan

The Plan was initially adopted by our board of trustees on February 2, 1999 and, in connection with the filing of the updated prospectus in 2011, the board of trustees approved increasing the number of Shares available under the plan to 1,000,000. In connection with the updated filing of the prospectus in 2014, the board of trustees approved registering sufficient shares so that 1,000,000 shares were again available after that filing, notwithstanding any Shares issued since 2011. Similarly, with this prospectus, the number of Shares available under the Plan will be increased so that, notwithstanding any Shares issued since 2014, 1,000,000 Shares will again be available under the Plan. The following questions and answers explain and constitute the Plan. Shareholders who do not participate in the Plan will receive cash Distributions, as declared and paid in the usual manner. See “Plan of Distribution” below for additional information regarding the Plan.

Purpose

1. What is the purpose of the Plan?

The primary purpose of the Plan is to provide Eligible Shareholders with a convenient and simple method of increasing their investment in our Shares by investing cash Distributions and (for Eligible Shareholders who are or become record owners) optional cash payments in additional Shares, without payment of any brokerage commission or service charge. See Question 5 for a description of the holders who are eligible to participate in the Plan. The Plan may also be used by us to raise additional capital through the sale of a portion of the Shares available for issuance under the Plan to record owners and Interested New Investors (including brokers or dealers). These sales may be effected through our ability to waive limitations applicable to the amounts that eligible Participants may invest pursuant to the Plan’s optional cash payment feature. See Question 16 for information concerning limitations applicable to optional cash payments and certain of the factors considered by us in granting waivers.

To the extent that Shares are purchased from us under the Plan, we will receive additional funds that we propose to use for the acquisition, development and improvement of properties, repayment of indebtedness, capital expenditures, working capital, and other general corporate purposes. The Plan is intended for the benefit of our investors and not for individuals or investors who engage in transactions that may cause aberrations in the price or trading volume of Shares. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the market price of the Shares acquired through the reinvestment of Distributions or optional cash payments under the Plan. Such transactions may cause fluctuations in the price or trading volume of the Shares. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible Participants in order to eliminate practices that are, as determined in our sole discretion, not consistent with the purposes or operation of the Plan or that may affect adversely the price of the Shares.

Options Available To Participants

2. What reinvestment and investment options are available to enrolled Participants?

Eligible Shareholders may elect to have cash Distributions paid on all or a portion of their Shares reinvested automatically in additional Shares. Cash Distributions are paid on the Shares when and as declared by our board of trustees. There is no minimum limitation on the amount of Distributions an Eligible Shareholder may reinvest under the Distribution reinvestment feature of the Plan.

Eligible Participants may also elect to invest optional cash payments in additional Shares, subject to a minimum purchase per transaction of $50, provided that the initial minimum investment amount for Interested New Investors is $250, and a maximum per month purchase limit of $5,000, subject to waiver. See Question 16 for information concerning limitations applicable to optional cash payments and the availability of waivers with respect to such limitations. Eligible Participants may make optional cash payments even if Distributions on their Shares are not being reinvested and whether or not a Distribution has been declared.

Plan Features

3. What are some of the features of the Plan?

Benefits:

(a) The Plan provides Participants with the opportunity to reinvest cash Distributions paid on all or a portion of their Shares in additional Shares at a 1% discount from the market price without payment of any brokerage commission or service charge.

(b) The Plan provides eligible Participants with the opportunity to make investments of optional cash payments, subject to minimum and maximum amounts, for the purchase of additional Shares without payment of any brokerage commission or service charge. Such purchases may be made at the market price of the Shares less a discount of 1% for optional cash payments of not less than $50, provided that the initial minimum investment amount for Interested New Investors is $250, and up to $5,000 per month, and a Discount ranging between 0% and 5% (as determined in accordance with the Plan) for optional cash payments greater than $5,000 per month made pursuant to accepted Requests for Waiver, to the extent Shares are purchased directly from us.

(c) Subject to the availability of Shares registered for issuance under the Plan, all cash Distributions paid on Participants’ Shares can be invested fully in additional Shares because the Plan permits fractional Shares to be credited to Plan accounts. Distributions on such fractional shares, as well as on whole Shares, will also be reinvested in additional Shares that will be credited to Plan accounts.

(d) The Plan Administrator, at no charge to Participants and at a Participant’s request, will convert certificates for Shares credited to each Plan account into Shares held in book-entry form.

(e) Periodic statements reflecting all current activity, including Share purchases and the latest Plan account balance, simplify Participants’ record keeping. See Question 20 for information concerning reports to Participants.

Caveats:

(a) No interest will be paid by us or the Plan Administrator on Distributions or optional cash payments held pending reinvestment or investment. See Question 9. In addition, optional cash payments in excess of $5,000 for purchases made pursuant to Requests for Waiver may be subject to return to the Participant without interest in the event that the threshold price (as described in Question 16), if any, is not met for any trading day during the related pricing period. See Question 16.

(b) With respect to optional cash payments, the actual number of Shares to be issued to an eligible Participant’s Plan account will not be determined until after the investment date.

(c) With respect to certain optional cash payments and Distribution reinvestments, the market price may exceed the price at which Shares are trading on the investment date (as defined in Question 9) when the Shares are issued or thereafter.

(d) Because optional cash payments must be received by the Plan Administrator prior to the related investment date, such payments may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions, such as through a broker. In addition, once received by the Plan Administrator, optional cash payments will not be returned to Participants unless a written request is directed to the Plan Administrator at least two trading days prior to the investment date with respect to which optional cash payments have been delivered by such Participant.

(e) Resales of Shares credited to a Participant’s account under the Plan will involve a nominal fee per transaction and a brokerage commission paid to the Plan Administrator (if such resale is made by the Plan Administrator at the request of a Participant). See Questions 19 and 26.

(f) Prospective investors in Shares should consider carefully the matters noted above in “Risk Factors” and “Forward-Looking Statements” prior to making an investment in the Shares.

Administration

4. Who administers the Plan?

We have retained Wells Fargo Shareowner Services, a division of Wells Fargo Bank, National Association, as plan administrator (the “Plan Administrator”) to administer the Plan, keep records, send statements of account activity to each Participant and perform other duties relating to the Plan. See Question 20 for information concerning reports to Participants. Shares purchased under the Plan and held by the Plan Administrator will be registered in the Plan Administrator’s name or the name of its nominee for the benefit of the Participants. In the event that the Plan Administrator resigns or otherwise ceases to act as Plan Administrator, we will appoint a new Plan Administrator to administer the Plan. The Plan Administrator also acts as Distribution disbursing agent, transfer agent and registrar for the Shares in the Plan.

Participation

For purposes of this section, responses will be based on the method by which the Participant holds his or her Shares. Generally, shareholders are either “Record Owners” or “Beneficial Owners.” A Record Owner is a holder who owns Shares in his or her own name. A Record Owner may own additional Shares as a beneficial owner. A Beneficial Owner is a holder who only owns Shares beneficially that are registered in a name other than his or her own name (for example, the Shares are held in the name of a broker, bank or other nominee). A Record Owner may participate in the Plan directly, with respect to the Shares held in his or her own name, whereas a Beneficial Owner will either have to become a Record Owner by having one or more Shares transferred into his or her own name or coordinate his or her reinvestment of Distributions through the broker, bank or other nominee in whose name the Beneficial Owner’s Shares are held. If a Beneficial Owner who desires to become a Participant encounters any difficulties in coordinating his or her reinvestment of Distributions with his or her broker, bank or other nominee, he or she should call the Plan Administrator at (800) 468-9716.

5. Who is eligible to participate?

All Record Owners or Beneficial Owners of at least one Share are eligible to participate in the Plan. A Record Owner may participate in the Plan directly. A Beneficial Owner must either become a Record Owner by having one or more Shares transferred into his or her own name or arrange with the broker, bank or other nominee who is the record holder to reinvest Distributions on his or her behalf. In addition, Interested New Investors may participate in the optional cash payment feature of the Plan. See Question 6. To facilitate participation by Beneficial Owners, we have made arrangements with the Plan Administrator to reinvest Distributions, on a per Distribution basis, on behalf of Beneficial Owners. See Question 6.

A Participant who is solely a Beneficial Owner may not participate in the optional cash payment aspect of the Plan, unless he or she first opens an account with the Plan Administrator as an Interested New Investor, or transfers at least one Share into an account and becomes a Record Owner with respect to such Share or Shares.

Regulations in certain countries may limit or prohibit participation in the Plan. Accordingly, Record Owners and Beneficial Owners residing outside the United States who wish to participate in the Plan should first determine whether they are subject to any governmental regulations prohibiting their participation.

We may terminate, by written notice, at any time, any Participant’s individual participation in the Plan if such participation would be in violation of the restrictions contained in our Trust Agreement or By-laws, each as amended and/or restated from time to time. Such restrictions prohibit any person or group of persons from acquiring or holding, directly or indirectly, ownership of a number of shares of beneficial interest or any class or series of our shares of beneficial interest in excess of 9.9% of the number or value of the outstanding shares of such class or series. The meanings ascribed to the terms “group” and “ownership” may cause a person who owns less than 9.9% of the shares outstanding in an individual capacity to be deemed to be holding shares in excess of the foregoing limitation. Our Trust Agreement provides that in the event a person acquires shares of beneficial interest in excess of the foregoing limitation, the excess shares will be transferred to a trustee for the benefit of a charitable beneficiary designated by us pursuant to the Trust Agreement. Under the Trust Agreement, certain transfers or attempted transfers that would jeopardize our qualification as a real estate investment trust for tax purposes may be void to the fullest extent permitted by law.

6. How does an Eligible Shareholder or Interested New Investor participate?

Eligible Shareholders

Record Owners may join the Plan by completing and signing the Account Authorization Form and, if applicable, a Request for Waiver Form, and returning it or them to the Plan Administrator. Account Authorization Forms may be obtained at any time online at shareowneronline.com, by telephoning the Plan Administrator at (800) 468-9716, by telephoning us at (215) 875-0735 or toll free at (866) 875-0700, Extension 0735, or by visiting our website at www.preit.com. Requests for Waiver may be obtained at any time by telephoning us at (215) 875-0412 or toll free at (866) 875-0700, Extension 0412, or by visiting our website at www.preit.com.

If a Record Owner or the broker, bank or other nominee on behalf of a Beneficial Owner submits a properly executed Account Authorization Form without electing an investment option, such Account Authorization Form will be deemed to indicate the intention of such Record Owner or Beneficial Owner, as the case may be, to apply all cash Distributions toward the purchase of additional Shares. See Question 7 for investment options.

Interested New Investors

Interested New Investors may join the Plan by completing and signing the Account Authorization Form and, if applicable, a Request for Waiver Form, and returning it or them to the Plan Administrator. Account Authorization Forms may be obtained at any time online at shareowneronline.com, by telephoning the Plan Administrator at (800) 468-9716, by telephoning us at (215) 875-0735 or toll free at (866) 875-0700, Extension 0735, or by visiting our website at www.preit.com. Requests for Waiver may be obtained at any time by telephoning us at (215) 875-0412 or toll free at (866) 875-0700, Extension 0412, or by visiting our website at www.preit.com.

7. What are the different options for reinvestment of Distributions?

The Account Authorization Form directs us to pay to the Plan Administrator each Participant’s cash Distributions on all or a specified number of Shares owned by the Participant on the applicable record date (“Participating Shares”), as well as on all whole and fractional Shares credited to a Participant’s Plan account (“Plan Shares”). The Account Authorization Form directs the Plan Administrator to purchase on the investment date additional Shares with such Distributions and optional cash payments, if any, made by an eligible Participant, or to pay to the Participant the cash Distributions on all or a specified number of Participating Shares and Plan Shares owned by the Participant on the applicable record date. The Account Authorization Form also directs the Plan Administrator to either reinvest automatically all subsequent Distributions with respect to Plan Shares, or to pay to the Participant the cash Distributions on all or a specified number of Plan Shares owned by the Participant on the applicable record date. Distributions will continue to be reinvested on the Participating Shares and Plan Shares or paid in cash to the Participant, in each case as directed in the Account Authorization Form, until the Participant changes his or her investment option as described below, withdraws from the Plan or the Plan is terminated (see Questions 23 and 25). See Question 6 for additional information about the Account Authorization Form.

The Account Authorization Form provides for the purchase of additional Shares through the following investment options:

(1) If “Full Distribution Reinvestment” is elected, all cash Distributions payable on Shares held in the Plan, along with any Shares held in physical certificate form or through book-entry Direct Registration Shares (“DRS”), will be used to purchase additional Shares. The Participant will not receive cash Distributions from PREIT; instead, all Distributions will be reinvested. Whole and fractional Shares will be allocated to the Plan account. (RD)

(2) If “Partial Distribution Reinvestment” is elected, a Participant may elect to reinvest a portion of the Distribution and receive the remainder in cash. The percentage elected will be applied to the total Shares held in the Plan, along with any Shares held in physical certificate form or held through book-entry DRS. A Participant may elect percentages from 10%-90%, in increments of 10%. The cash portion of Distributions will be sent by check unless the Participant has elected to have those Distributions deposited directly to a designated bank account. (RX-N)

An example of partial reinvestment by percentage: A Participant has a total of 150 shares; 120 shares are held in the Plan, 15 in physical certificate form and 15 shares in book-entry DRS. The Participant chooses to have 50% of the total Distributions reinvested. This will equate to 75 Shares having Distributions reinvested and 75 Shares having Distributions paid in cash.

(3) If “Optional Cash Payments Only” is elected, all Distributions payable to the Participant will be paid in cash. This includes the Distributions payable on all Shares held in the Plan, any Shares held in physical certificate form or held through book-entry DRS. The Participant’s Distribution payment will be sent by check unless the Participant has elected to have those Distributions deposited directly to a designated bank account. (RPO)

Each Participant may select any one of these three options. Unless otherwise specified on the Account Authorization Form under “Partial Distribution Reinvestment,” Distributions will be reinvested on all Participating Shares and on all Plan Shares held in the Plan account, including Distributions on Shares purchased with any optional cash payments, until a Participant specifies otherwise by contacting the Plan Administrator, or withdraws from the Plan altogether, or until the Plan is terminated (see Questions 24 and 25). Participants may change their investment options at any time online at shareowneronline.com, by telephone or by requesting a new Account Authorization Form and returning it to the Plan Administrator at the address set forth in Question 34. See Question 9 for the effective date for any change in investment options.

A Participant may have Distributions that are not being reinvested transferred directly to his or her bank for deposit. For direct deposit of dividend funds, Participants should (i) contact the Plan Administrator as indicated in Question 34 to request a Direct Deposit of Dividends Authorization Form, (ii) complete the form, and (iii) return it to the Plan Administrator. Participants must include a voided check for checking accounts or a savings deposit slip for savings accounts.

8. When may an Eligible Shareholder or Interested New Investor join the Plan?

A Record Owner, Beneficial Owner or Interested New Investor may join the Plan at any time. Once in the Plan, a Participant remains in the Plan until he or she withdraws from the Plan, we terminate his or her participation in the Plan or we terminate the Plan. See Questions 23 and 25 regarding withdrawal from the Plan and termination of the Plan.

Purchases

9. When will Distributions be reinvested and/or optional cash payments be invested?

Dividend reinvestment. Cash Distributions will be reinvested on the applicable dividend payment date or, if the dividend payment date is not a trading day, the trading day following the dividend payment date. If a Participant’s Account Authorization Form is received by the Plan Administrator on or before the record date for a particular dividend, dividend reinvestment will begin with respect to dividends paid on the next dividend payment date. If the Account Authorization Form is received by the Plan Administrator after the record date, dividend reinvestment will not begin until the dividend payment date following the next record date.

Optional cash payments. Any initial, one-time or recurring optional cash payment generally will be invested on the next monthly purchase date and no later than 35 days after receipt, except where postponement is necessary to comply with Regulation M under the Securities Exchange Act of 1934, as amended, or other applicable securities laws. The Plan Administrator schedules purchases of shares for optional cash payments at least once per month. Participants may obtain the date of the next scheduled optional cash payment purchase date by contacting the Plan Administrator by telephone or online.

See Question 16 for information concerning limitations on the minimum and maximum amounts of optional cash payments that may be made each month and Question 15 for information as to when optional cash payments must be received to be invested on the applicable investment date.

Shares will be allocated and credited to Participants’ accounts as follows: (1) Shares purchased from us will be allocated and credited as of the appropriate investment date; and (2) Shares purchased in open market transactions will be allocated and credited as of the date on which the Plan Administrator completes the purchases of the aggregate number of Shares to be purchased on behalf of all Participants with Distributions to be reinvested or optional cash payments, as the case may be, during the month.

NO INTEREST WILL BE PAID ON CASH DISTRIBUTIONS OR OPTIONAL CASH PAYMENTS PENDING INVESTMENT OR REINVESTMENT UNDER THE TERMS OF THE PLAN.

Price of Shares

10. What will be the price to Participants of Shares purchased under the Plan?

Participants may make optional cash investments in additional Shares without payment of any brokerage commissions or service charges. The price to be paid for Shares purchased under the Plan will be a price reflecting a 1% discount from the “market price” (as described in this Question 10) for the reinvestment of cash Distributions and for optional cash payments that do not exceed $5,000, and a price reflecting a discount ranging between 0% and 5% (the “Discount”) from the market price (as described in Question 16) for the investment of optional cash payments made pursuant to a Large Cash Purchase, to the extent Shares are purchased directly from us.

References in the Plan to the “market price” in connection with the reinvestment of Distributions or optional cash payments that do not exceed $5,000 have the meanings set forth below, depending on whether the shares are to be issued directly by us or purchased in the open market. The pricing for Shares purchased using optional cash payments in excess of $5,000 is set forth in Question 16.

Shares purchased from us. The market price of Shares acquired directly from us will be 100% of the average of the high and low per share sales prices, computed to three decimal places, of our Shares on the NYSE on the investment date, or, if no trading occurs in our Shares on the investment date, the average of the high and low per share sales prices of our Shares on the NYSE during regular trading hours on the first trading day immediately preceding the investment date for which trades are reported.

Shares purchased in the open market. The market price of Shares acquired through open market purchases will be the weighted average of the actual prices paid, computed to three decimal places, for all of our Shares that the Plan Administrator purchases. Additionally, you will be charged a pro rata portion of any brokerage commissions or other fees or charges that the Plan Administrator pays in connection with the open market purchases.

11. What are the Record Dates and investment dates for Distribution reinvestment?

For the reinvestment of Distributions, the “Record Date” is the record date declared by our board of trustees for such Distribution. Likewise, the Distribution payment date declared by our board of trustees constitutes the investment date applicable to the reinvestment of such Distribution with respect to Shares acquired directly from us, except that if any such date is not a trading day, the first trading day immediately following such date will be the investment date. The investment date with respect to Shares purchased in open market transactions will be no later than ten trading days following the Distribution payment date. Distributions will be reinvested on the investment date using the applicable market price. Generally, record dates for quarterly Distributions on the Shares will precede the Distribution payment dates by approximately two weeks. Please refer to Question 15 for a discussion of the investment dates applicable to optional cash payments.

12. How will the number of Shares purchased for a Participant be determined?

A Participant’s account in the Plan will be credited with the number of Shares, including fractions computed to three decimal places, equal to the total amount to be invested on behalf of such Participant divided by the purchase price per share as calculated pursuant to the methods described in Question 10 or Question 16, as applicable. The total amount to be invested will depend on the amount of any Distributions paid on the number of Participating Shares and Plan Shares in such Participant’s Plan account and available for investment on the related investment date, and the amount of any optional cash payments made by such eligible Participant and available for investment on the related investment date. Subject to the availability of Shares registered for issuance under the Plan, there is no total maximum number of Shares available for issuance pursuant to the reinvestment of Distributions.

13. What is the source of Shares purchased under the Plan?

Plan Shares will be purchased either directly from us, in which event such Shares will be authorized but unissued Shares, or on the open market, or by a combination of the foregoing, at our option, after a review of factors including current market conditions and our current and projected capital needs. We will determine the source of the Shares to be purchased under the Plan at least three trading days prior to the relevant Record Date for cash Distributions, and will notify the Plan Administrator of the same. Neither we nor the Plan Administrator will be required to provide any written notice to Participants as to the source of the Shares to be purchased under the Plan, but current information regarding the source of the Shares may be obtained by calling the Plan Administrator at (800) 468-9716 or by calling us at (215) 875-0735.

14. How are optional cash payments made?

Eligible Shareholders and Interested New Investors. Eligible Shareholders who elect to make optional cash payments in addition to reinvesting cash Distributions may make their initial optional cash payment by sending a check to the Plan Administrator either with the completed Account Authorization Form or at any subsequent time with a completed tear-off portion of the statement of account sent to Participants after each dividend reinvestment or optional cash payment for the Participant’s account. Checks must be payable in U.S. dollars and drawn on a United States or Canadian financial institution.

Existing Participants. Optional cash payments for the purchase of additional Shares under the Plan may be made by a Participant at any time by enclosing a check with the tear-off portion of the statement of account received after each investment. All optional cash payments should be sent to the Plan Administrator.

Automatic Cash Withdrawal and Investment Service. A Participant may set up a one-time or monthly automatic withdrawal from a designated bank account. The request may be submitted online, by telephone or by sending an Account Authorization Form by mail (see Contact Information in Question 34). Requests are processed and become effective as promptly as administratively possible. Once the automatic withdrawal is initiated, funds will be debited from the Participant’s designated bank account on or about the 21st of each month and will be invested in Shares on the next investment date. Changes or a discontinuation of automatic withdrawals can be made online, by telephone or by using the Transaction Request Form attached to the Participant’s statement. To be effective with respect to a particular investment date, a change request must be received by the Plan Administrator at least fifteen (15) trading days prior to the investment date.

15. When should optional cash payments be sent?

The optional cash payment feature is designed to meet your particular cash situation and investment intent at any given time. You are not obligated to make optional cash payments or to continue to do so. The amount of optional cash payments may also vary, subject to the minimum optional cash investment of $50 ($250 for Interested New Investors). We may suspend the optional cash payment feature at any time.

Eligible Shareholders and Interested New Investors may obtain the date of the next scheduled investment date for optional cash investments by contacting the Plan Administrator by telephone or online. Optional cash payments made by check must be received by the Plan Administrator at least one trading day prior to the applicable investment date to be invested on that investment date. No interest will be paid on optional cash payments received and held pending investment. Consequently, it will normally be in your best interest to submit any payments made by check such that it is received by the Plan Administrator shortly before (but no later than one trading day prior to) the applicable investment date.

On written request, the Plan Administrator will return any optional cash payment made by check if such request is received at least two trading days prior to the applicable investment date.

If any optional cash payment, including payment by check or automatic withdrawal, is returned to the Plan Administrator unpaid for any reason, the Plan Administrator will remove from your account any Shares purchased upon prior credit of such funds, and will sell such Shares. The Plan Administrator may sell other Shares in the account to recover a returned funds fee for each optional cash payment returned unpaid for any reason and may sell additional shares as necessary to cover any market loss incurred by the Plan Administrator.

Participants will not earn interest on funds held by the Plan Administrator. During the period that an optional cash payment is pending investment, the collected funds in the possession of the Plan Administrator may be invested in certain Permitted Investments. For purposes of this Plan, “Permitted Investments” shall mean the Plan Administrator may hold the funds uninvested or invested in select Wells Fargo deposit products. The risk of any loss from such Permitted Investments shall be the responsibility of the Plan Administrator. Investment income from such permitted investments shall be retained by the Plan Administrator.

16. What limitations apply to optional cash payments?

Each optional cash payment is subject to a minimum purchase per transaction of $50, provided that the initial minimum investment amount for Participants is $250, and a maximum per month purchase limit of $5,000, subject to waiver by us. For purposes of these limitations, all Plan accounts under the common control or management of an eligible Participant (which will be determined at our sole discretion) will be aggregated. Generally, optional cash payments of less than $50 and that portion of any optional cash payment that exceeds the maximum monthly purchase limit of $5,000, unless such limit has been waived by us, will be returned to Participants without interest as promptly as administratively possible.

Eligible Participants may make optional cash payments of up to $5,000 each month without our prior approval, subject to our right to modify, suspend or terminate participation in the Plan by otherwise eligible Participants in order to eliminate practices that are, in our sole discretion, not consistent with the purposes or operation of the Plan or that affect adversely the price of the Shares. Optional cash payments in excess of $5,000 may be made by a Participant only upon acceptance by us of a completed Request for Waiver from such Participant and receipt of such form by the Plan Administrator. A Request for Waiver Form must be received by us and the Plan Administrator and accepted by us for the applicable investment date. Request for Waiver Forms will be furnished at any time upon request to the Plan Administrator at the address or telephone number specified in Question 34 or online at www.preit.com. Waivers will be accepted only with respect to actual Record Owners and not for the benefit of Beneficial Owners. Participants interested in obtaining further information about a Request for Waiver should contact us at (215) 875-0412.

Waivers will be considered on the basis of a variety of factors, which may include our current and projected capital needs, the alternatives available to us to meet those needs, prevailing market prices for Shares and other securities we might issue, general economic and capital market conditions, expected aberrations in the price or trading volume of the Shares, the potential disruption of the price of the Shares by a financial intermediary, the number of Shares held by the Participant submitting the waiver request, the past actions of a Participant under the Plan, the aggregate amount of optional cash payments for which such waivers have been submitted and the administrative constraints associated with granting such waivers. Grants of waivers will be made in our sole discretion.

PARTICIPANTS IN THE PLAN ARE NOT OBLIGATED TO PARTICIPATE IN THE OPTIONAL CASH PAYMENT FEATURE OF THE PLAN AT ANY TIME. OPTIONAL CASH PAYMENTS NEED NOT BE IN THE SAME AMOUNT EACH TIME.

Submission of Requests for Waiver. Optional cash investments of more than $5,000 in a month (including any initial investments in excess of $5,000) (“Large Cash Purchase”) may be made only by investors that submit a Request for Waiver. Large Cash Purchase requests may be approved by us in our sole discretion at any time. Investors who wish to make Large Cash Purchases should telephone PREIT at 1-215-875-0412 to determine if we will be considering Large Cash Purchase requests. When you inquire, you will be informed of one of the following:

•	that we are not currently considering Large Cash Purchase requests; or

•	that we will be considering Large Cash Purchase requests, in which case we will provide information about submitting a Request for Waiver Form.

Request for Waiver Forms may be obtained online through our website at www.preit.com/investors. We must receive completed Request for Waiver Forms by no later than 4:00 p.m. Eastern Time on the third trading day before the first day of the “pricing period” for the applicable waiver period, as described below. We will notify by email or by telephone any investor whose Large Cash Purchase request has been approved (including the amount of the investment approved) by 4:00 p.m. Eastern Time on the second trading day before the first day of the applicable pricing period. The Plan Administrator must receive good funds relating to any approved Large Cash Purchase request by wire transfer to the account designated by us no later than 2:00 p.m. Central Time on the trading day before the first day of the applicable pricing period. All such funds received after 2:00 p.m. Central Time on such trading day may be returned without interest.

Action on Large Cash Purchase Requests. We have the sole discretion to grant or refuse to grant, in whole or in part, a Large Cash Purchase request. In acting on a Large Cash Purchase request, we will consider relevant factors, including without limitation:

•	whether the Plan is then purchasing Shares from us or in the open market;

•	our need for additional funds;

•	the attractiveness of obtaining funds through the sale of Shares under the Plan compared to other available sources of funds;

•	the purchase price likely to apply to any sale of Shares under the Plan;

•	the party submitting the request, including the extent and nature of that party’s prior participation in the Plan and the number of Shares held by that party; and

•	the aggregate amount of Large Cash Purchases in excess of $5,000 in a month for which we have received Large Cash Purchase requests under the Plan.

Large Cash Purchases will be priced as follows:

•	To determine the purchase price of Shares purchased from us pursuant to a Large Cash Purchase request, we will fix the number of trading days in the “pricing period” for the applicable investment. The pricing period generally will consist of 12 consecutive trading days, unless the pricing period is extended as described below. On each trading day, we will generally apply an equal portion of the amount approved for investment pursuant to a Large Cash Purchase request to the purchase of Shares, subject to the qualifications described below. Each day in the pricing period on which Shares are purchased is referred to as a “Purchase Date.” The price for Shares purchased on each Purchase Date in a pricing period will be equal to 100% (less any applicable discount, as described below) of the composite volume weighted average price, rounded to four decimal places, of Shares, as traded on the composite exchanges during regular NYSE hours on the Purchase Date. We will obtain this composite exchange pricing information from Reuters or, if Reuters is no longer providing this information, another authoritative source.

•	We may establish for each pricing period a minimum, or “threshold,” price applicable to purchases made pursuant to a Large Cash Purchase request. We will make this determination in our discretion after a review of, among other factors, current market conditions, the level of participation in the Plan and our current and projected capital needs. We will notify an investor of the establishment of a threshold price at the time the Large Cash Purchase request has been approved.

•	If established for any pricing period, the threshold price will be stated as a dollar amount which the composite volume weighted average price of Shares, rounded to four decimal places, as traded on the composite exchanges during regular NYSE hours, must equal or exceed for each trading day of such pricing period (not adjusted for discounts, if any) in order for such trading day to be considered a Purchase Date. Except as provided below, any trading day for which such volume weighted average price is less than the applicable threshold price will not be considered a Purchase Date, and no funds will be invested in Shares on that date. Funds that are not invested will be returned without interest, as described below.

•	The establishment of the threshold price and the potential return of a portion of investment funds apply only to investments made pursuant to Large Cash Purchase requests. Establishing a threshold price for a particular pricing period will not affect the establishment of a threshold price for any subsequent pricing period.

•	If we establish a threshold price for any pricing period, we may elect to extend that pricing period. If we do so, the initial pricing period may be extended by the number of trading days during the initial pricing period, up to three trading days, during which the threshold price is not satisfied or there are no trades of Shares on the composite exchanges.

•	Neither we nor the Plan Administrator are required to notify you that a threshold price has been established for any pricing period if your Large Cash Request has not been approved.

•	If we elect to grant a pricing period extension and the threshold price is satisfied for any additional trading day during an extension, that trading day will be included as a Purchase Date for the extended pricing period. For example, if the extension feature is in use, but the threshold price is not satisfied on three out of the twelve days, the pricing period may be extended by three trading days. If the threshold price is satisfied on any of the three trading days during the extension period, such trading days will be a Purchase Date for that pricing period.

•

We may, in our sole discretion, establish a discount from the market price otherwise applicable to Large Cash Purchases (including initial investments) made pursuant to a Request for Waiver, but we are not obligated to do so. Any discount (including any applicable brokerage fees paid by us) may be 0.0% to 5.0% of the composite volume weighted average price, rounded to four decimal places, of Shares, as traded on the composite exchanges during regular NYSE hours and may be varied by us in our sole discretion. We may establish any discount in our sole discretion after a review of, among other factors, current market conditions, the level of participation in the Plan, the attractiveness of obtaining financing through the sale of Shares as compared to other sources of funds, and our current and projected capital needs. Establishing a discount for a particular pricing period will not affect the establishment of a discount for any subsequent pricing period.

•	Any investor purchasing Shares pursuant to a request for a Large Cash Purchase will be treated as the beneficial owner of all Shares purchased on each Purchase Date in the applicable pricing period as of the close of business on such Purchase Date, although Shares will not be credited to such investor’s account until the conclusion of the pricing period, unless we elect to use the “continuous settlement feature” described below for that pricing period.

•	If we elect to use the continuous settlement feature, Shares will be credited to the Plan accounts of investors purchasing Shares pursuant to requests for a Large Cash Purchase within three trading days after each Purchase Date. We may activate the continuous settlement feature for a particular investment at the time we determine other pricing terms in respect of Shares to be sold pursuant to a Large Cash Purchase request.

•	We will return, without interest, any amount to be invested pursuant to a Large Cash Purchase request that is not applied to the purchase of Shares because the threshold price is not met or Shares are not traded on the composite exchanges on any trading day during a pricing period or extension, as applicable. Any such uninvested funds will be returned within five trading days after the last day of the applicable pricing period, as it may be extended. The amount returned will be based on the number of days on which the threshold price was not satisfied or no trades were reported on the composite exchanges compared to the total number of days in the pricing period or extended pricing period, as applicable. For example, the amount returned for a 12-day pricing period will equal one-twelfth of the total amount of your proposed Large Cash Purchase investment for each trading day on which the threshold price is not satisfied or Shares are not traded on the composite exchanges.

We may grant Requests for Waiver to Participants that are financial intermediaries, including brokers and dealers, and other Participants in the future. Grants of Requests for Waiver will be made in our sole discretion based on a variety of factors, which may include: our current and projected capital needs, the alternatives available to us to meet those needs, prevailing market prices for Shares, general economic and capital market conditions, potential aberrations in the price or trading volume of the Shares, the potential disruption of the price of the Shares by a financial intermediary, the number of Shares held by the Participant submitting the waiver request, the past actions of a Participant under the Plan, the aggregate amount of optional cash payments for which such waivers have been submitted, and the administrative constraints associated with granting such waivers. If such Requests for Waiver are granted, a portion of the Shares available for issuance under the Plan will be purchased by Participants (including brokers or dealers) who, in connection with any resales of such Shares, may be deemed to be underwriters within the meaning of the Securities Act. To the extent that Requests for Waiver are granted, it is expected that a greater number of Shares will be issued under the optional cash payment feature of the Plan as opposed to the Distribution reinvestment feature of the Plan.

Financial intermediaries may purchase a significant portion of the Shares issued pursuant to the optional cash payment feature of the Plan. We do not have any formal or informal understanding with any such organizations with respect to such purchases and, therefore, the extent of such financial intermediaries’ participation under the Plan cannot be estimated at this time. Participants that are financial intermediaries that acquire Shares under the Plan with a view to distribution of such Shares or that offer or sell Shares for us in connection with the Plan may be deemed to be underwriters within the meaning of the Securities Act.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to investments made pursuant to Requests for Waiver for Large Cash Purchases under the Plan. Those transactions may cause fluctuations in the trading volume of our Shares. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of Shares to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.

We may alter, amend, supplement or waive, in our sole discretion, the time periods and/or other parameters relating to Large Cash Purchases made by one or more Participants in the Plan or New Investors, at any time and from time to time, prior to the granting of any Request for Waiver.

17. Does the Plan offer a safekeeping service for share certificates?

Yes. You can deposit share certificates registered in your name at any time. The Plan Administrator will provide safekeeping of your shares at no cost to you, including when you first enroll. To use this service, you must send your certificates to the Plan Administrator with a properly completed Transaction Request Form attached to your statement.

Certificated shares that you deposit with the Plan Administrator are credited to your Plan account and thereafter are treated as if they were acquired under the Plan. You are responsible for maintaining your own records of the cost basis of certificated shares deposited with the Plan Administrator. By using the share safekeeping feature, you no longer bear the risks associated with loss, theft or destruction of share certificates.

Instructions for mailing certificates

Regardless of the mailing method used, you bear the full risk of loss if the certificates are lost or stolen. Please do not endorse your certificates prior to mailing. Because the Participant bears the risk of loss in sending share certificate(s), it is recommended that the Participant sends them registered, insured for at least 3% of the current market value and request a return receipt.

Optional Mail Loss Insurance

The Participant is advised that choosing registered, express or certified mail alone will not provide full protection, should the certificates become lost or stolen. Mail loss insurance provides the coverage needed to replace and reissue the shares should they become lost or stolen through the mail. The Plan Administrator can provide low-cost loss insurance for certificates being returned for conversion to book-entry form. Replacement transaction fees may also apply.

To take advantage of the optional mail loss insurance, simply include a check in the amount of $10.00, made payable to ‘WFSS Surety Program,’ along with the certificate(s) and instructions. Choose an accountable mail delivery service such as Federal Express, United Parcel Service, DHL, Express Mail, Purolator, TNT, or United States Postal Service Registered Mail. Any single shipping package may not contain certificates exceeding a total value of $100,000. The value of certificated shares is based on the closing market price of the Shares on the trading day prior to the documented mail date.

Claims related to lost certificates under this service must be made within 60 days of the documented delivery service mail date. A copy of the certificate(s) mailed, along with proof that it was sent by trackable mail should be submitted with the claim. This is specific coverage for the purpose of converting shares to book-entry form and the surety is not intended to cover certificates being tendered for certificate breakdown or exchange for other certificates.

Certificate(s) will be issued to a Participant for Shares in the Participant’s account upon written request to the Plan Administrator. No certificate for a fractional share will be issued.

18. Does the Plan allow online or telephone privileges to Participants?

Yes. The Plan allows Participants to access their account information and perform certain transactions online and by telephone.

Online Privileges

Eligible Shareholders may activate an online account by going to the Plan Administrator’s website at shareowneronline.com. Participants will need the 10-digit Plan account number (which is listed on all account statements), the Social Security number recorded on the account, an email address, and the name of the issuer.

Instructions on creating an account or accessing your account online are as follows:

Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.

To enroll in the Plan:

If you are an existing registered shareowner:

1.	Go to shareowneronline.com
2.	Select Sign Up Now!
3.	Enter your Authentication ID* and Account Number

* If you do not have your Authentication ID, select I do not have my Authentication ID. For security, this number is required for first time sign on.

If you are a new investor:

1.	Go to shareowneronline.com
2.	Under Invest in a Plan, select Direct Purchase Plan
3.	Select Pennsylvania Real Estate Investment Trust
4.	Under New Investors, select Invest Now
5.	Follow the instructions on Buy Shares page

Once an online account is activated, a Participant can perform the following transactions online:

•	authorize, change the amount of, or discontinue automatic bank withdrawals;

•	change the dividend reinvestment election (for example, from full to partial reinvestment); and

•	sell all or a portion of his or her Plan Shares.

Certain restrictions may apply.

Telephone Privileges

If a Participant has established automated privileges on his or her account, the Participant can perform the following transactions by telephone:

•	change the amount of, or discontinue, automatic bank withdrawals;

•	change the dividend reinvestment election (for example, from full to partial reinvestment);

•	sell all or a portion of his or her Plan Shares; and

•	request a transfer from his or her account.

Certain restrictions may apply.

To establish automated privileges, please call the Plan Administrator as directed in Question 34 and request an Automated Request Authorization Form.

19. Are there any expenses to Participants in connection with their participation under the Plan?

Participants will incur no brokerage commissions or service charges and, generally, we will pay all costs of administration of the Plan. Participants that request that the Plan Administrator sell all or any portion of their Shares (see Question 24), however, must pay a nominal fee per transaction and any related brokerage commissions to the Plan Administrator. The current fees associated with participation in the Plan are listed below.

Certificate Issuance	Paid by us
Certificate Deposit	Paid by us

Investment Fees
Initial enrollment (new investors only)	$15.00
Dividend reinvestment service fee	Paid by us
Optional cash investment service fee	Paid by us
One-time automatic investment	Paid by us
Automatic withdrawal service fee	Paid by us
Purchase commission	Paid by us

Sale Fees
Batch Order	$15.00 per transaction
Market Order	$25.00 per transaction
Limit Order per transaction (Day/GTD/GTC)	$30.00 per transaction
Stop Order	$30.00 per transaction
Sale commission	$0.12 per share
Direct deposit of proceeds	$5.00 per request

Fee for Returned Checks or Rejected Automatic Bank Withdrawals	$35.00 per item

Prior Year Duplicate Statements	$20.00 per year

Investment Summary

Minimum optional cash payments
Minimum one-time initial purchase for new investors	$250.00
Minimum one-time optional cash purchase	$50.00
Minimum recurring automatic investments	$50.00

Maximum cash investments
Maximum monthly investment	$5,000.00

Dividend reinvestment options
Reinvest options	Full, Partial, None

We can change the fee structure for the Plan at any time. Participants will be notified of any fee changes prior to the changes becoming effective. For sale transactions, service fees and brokerage commissions are deducted from the sale proceeds.

Reports to Participants

20. What kind of reports will be sent to Participants in the Plan?

Each Participant in the Plan will receive a statement of his or her account following each purchase of additional Shares. These statements are each Participant’s continuing record of the cost of that Participant’s purchases and should be retained for income tax purposes. In addition, Participants will receive copies of other communications sent to holders of the Shares, including our annual report to shareholders, the notice of annual meeting and proxy statement in connection with our annual meeting of shareholders and Internal Revenue Service information for reporting Distributions paid. You may elect to have your statements and other information sent to you automatically by initiating eDelivery through shareowneronline.com.

Certificates for Shares

21. Will certificates be issued for Shares purchased?

No. Shares purchased for Participants will be held in the name of the Plan Administrator or its nominee. In general, no certificates will be issued to Participants for Shares in the Plan unless a Participant submits a written request to the Plan Administrator. At any time, a Participant may request that the Plan Administrator send a certificate for some or all of the whole Shares credited to a Participant’s account. Written requests should be mailed to the Plan Administrator at the address set forth in the answer to Question 34. Any remaining whole Shares and any fractions of Shares will remain credited to the Plan account. Certificates for fractional Shares will not be issued under any circumstances.

22. In whose name will book-entry Shares be listed or will certificates be registered when issued?

Each Plan account is maintained in the name in which the related Participant’s Shares were listed or certificates were registered at the time of enrollment in the Plan. Share certificates for whole Shares purchased under the Plan will be registered similarly when issued upon a Participant’s request. If a Participant is a Beneficial Owner, such request should be placed through such Participant’s bank, broker or other nominee. See Question 6. A Participant who wishes to pledge Shares credited to such Participant’s Plan account must first withdraw such Shares from the account.

Withdrawals and Termination

23. When and how may Participants withdraw from the Plan?

A Participant may withdraw from the Plan with respect to all or a portion of the Shares held in his or her account in the Plan at any time. If the request to withdraw is received prior to a Distribution record date set by the board of trustees for determining shareholders of record entitled to receive a Distribution, the request will be processed as soon as administratively possible following receipt of the request by the Plan Administrator.

A Participant’s withdrawal request should specify whether to (1) convert all whole Shares to book-entry (DRS) or issue physical certificate(s) for all whole Shares and sell the remaining fraction, (2) sell all Plan Shares, or (3) convert a specified number of whole Shares to book-entry (DRS) or issue physical certificate(s) for a specified number of whole Shares and sell the remaining Shares. Participants will receive a check or direct deposit less any brokerage commission and service fees in respect of any whole or fractional Shares sold. If no election is made in the request for withdrawal, whole Plan Shares will be converted to book-entry (DRS) and a check issued for net proceeds of the fractional Share. Future dividends will be paid in cash.

If a request to transfer or withdraw is received by the Plan Administrator on or after a Distribution Record Date, but before the Distribution payment date, the withdrawal will be processed as soon as administratively possible, and a separate dividend check will be mailed to the Participant. All Distributions subsequent to such Distribution payment date will be paid in cash unless a shareholder re-enrolls in the Plan, which may be done at any time.

Any pending optional cash payments that have been sent to the Plan Administrator prior to a request for withdrawal will be returned to you, if such request is received at least two trading days prior to the investment date.

24. How does a Participant sell all or a portion of the Shares held in a Plan account?

Sales are usually made through an affiliated broker of the Plan Administrator, who will receive brokerage commissions. Typically, the Shares are sold through the exchange on which the Shares are traded. Depending on the number shares to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions and other factors. The actual sale date, time or price received for any shares sold through the Plan cannot be guaranteed.

Participants may instruct the Plan Administrator to sell shares under the Plan through a Batch Order, Market Order, Day Limit Order, Good-‘Til-Date/Canceled Limit Order or Stop Order.

Batch Order (online, telephone, mail)—The Plan Administrator will combine each request to sell shares in the Plan with other Participant sale requests for a Batch Order. Shares are then periodically submitted in bulk to a broker for sale on the open market. Shares will be sold no later than five trading days (except where deferral is necessary under state or federal regulations). Bulk sales may be executed in multiple transactions and over more than one day depending on the number of shares being sold and current trading volumes. Once entered, a Batch Order request cannot be canceled.

Market Order (online or telephone)—The Participant’s request to sell shares in a Market Order will be at the prevailing market price when the trade is executed. If such an order is placed during market hours, the Plan Administrator will promptly submit the shares to a broker for sale on the open market. Once entered, a Market Order request cannot be canceled. Sales requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.

Day Limit Order (online or telephone)—The Participant’s request to sell shares in a Day Limit Order will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches or exceeds the specified price on the day the order was placed (for orders placed outside of market hours, the next trading day). The order is automatically canceled if the price is not met by the end of that trading day. Depending on the number of shares being sold and current trading volumes, the order may only be partially filled and the remainder of the order canceled. Once entered, a Day Limit Order request cannot be canceled by the Participant.

Good-‘Til-Date/Canceled (GTD/GTC) Limit Order (online or telephone)—A GTD/GTC Limit Order request will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches or exceeds the specified price at any time while the order remains open (up to the date requested or 90 days for GTC). Depending on the number of shares being sold and current trading volumes, sales may be executed in multiple transactions and may be traded on more than one day. The order or any unexecuted portion will be automatically canceled if the price is not met by the end of the order period. The order may also be canceled by the applicable stock exchange or the Participant.

Stop Order (online or telephone)—The Plan Administrator will promptly submit a Participant’s request to sell shares in a Stop Order to a broker. A sale will be executed when the stock reaches a specified price, at which time the Stop Order becomes a Market Order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).

Sales proceeds will be net of any fees to be paid by the Participant. The Plan Administrator will deduct any fees or applicable tax withholding from the sale proceeds. Sales processed on accounts without a valid Form W-9 for U.S. citizens or Form W-8BEN or W-8BEN-E, as appropriate, for non-U.S. citizens will be subject to Federal Backup Withholding. This tax can be avoided by furnishing the appropriate and valid form prior to the sale. Forms are available online at shareowneronline.com.

A check for the proceeds of the sale of shares (in U.S. dollars), less applicable taxes and fees, will generally be mailed by first class mail as soon as administratively possible after the settlement date. If a Participant submits a request to sell all or part of the Plan shares, and the Participant requests net proceeds to be automatically deposited to a checking or savings account, the Participant must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If the Participant is unable to provide a voided check or deposit slip, the Participant’s written request must have the Participant’s signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be processed and a check for the net proceeds will be issued.

A Participant who wishes to sell shares currently held in certificate form may send them in for deposit to the Plan Administrator and then proceed with the sale. To sell shares through a broker of their choice, a Participant may request the Plan Administrator to transfer shares electronically from the Plan account to the Participant’s designated brokerage account. Forms are available online at shareowneronline.com. Alternatively, a stock certificate can be requested that the Participant can deliver to his or her broker.

PREIT’s share price may fluctuate between the time the sale request is received and the time the sale is completed on the open market. The Plan Administrator shall not be liable for any claim arising out of failure to sell on a certain date or at a specific price. Neither the Plan Administrator nor any of its affiliates will provide any investment recommendations or investment advice with respect to transactions made through the Plan. This risk should be evaluated by the Participant and is a risk that is borne solely by the Participant.

Share sales by employees, affiliates and Section 16 officers must be made in compliance with PREIT’s Insider Trading Policy.

25. Are there any automatic termination provisions?

Participation in the Plan will be terminated if the Plan Administrator receives written notice of the death or adjudicated incompetence of a Participant, together with a Stock Power Form supporting the appointment of a legal representative, at least five trading days before the next Record Date for purchases made through the reinvestment of Distributions or the investment date for optional cash payments, as applicable. In the event written notice of death or adjudicated incompetence and such supporting documentation is received by the Plan Administrator less than five trading days before the next Record Date for purchases made through the reinvestment of Distributions or the investment date for optional cash payments, as applicable, Shares will be purchased for the eligible Participant with the related cash Distribution or optional cash payment and participation in the Plan will not terminate until after such Distribution or payment has been reinvested. Thereafter, no additional purchase of Shares will be made for the Participant’s account and the Participant’s Shares and any cash Distributions paid thereon will be forwarded to the Participant’s legal representative.

The Plan Administrator reserves the right to terminate a Participant’s participation in the Plan if the Participant does not maintain at least one whole Share registered in the Participant’s name or held in the Participant’s Plan account.

WE RESERVE THE RIGHT TO MODIFY, SUSPEND OR TERMINATE PARTICIPATION IN THE PLAN BY OTHERWISE ELIGIBLE PARTICIPANTS IN ORDER TO ELIMINATE PRACTICES THAT ARE, AS DETERMINED IN OUR SOLE DISCRETION, INCONSISTENT WITH THE PURPOSES OR OPERATION OF THE PLAN OR THAT AFFECT ADVERSELY THE PRICE OF THE SHARES.

Other Information

26. What happens if a Participant sells or transfers all of the Shares registered in the Participant’s name?

If a Participant disposes of all Shares registered in his or her name, and is not shown as a Record Owner on a Distribution Record Date, the Participant may be terminated from the Plan at our discretion as of such date and such termination treated as though a withdrawal notice had been received prior to the Record Date.

27. What happens if the Company declares a Distribution payable in Shares or declares a share split?

Any Distribution payable in Shares and any additional Shares distributed by us in connection with a share split in respect of Shares credited to a Participant’s Plan account will be added to that account. Share Distributions or split Shares that are attributable to Shares registered in a Participant’s own name and not in his or her Plan account will be mailed directly to the Participant, just as in the case of Shareholders not participating in the Plan.

28. How will Shares held by the Plan Administrator be voted at meetings of shareholders?

If the Participant is a Record Owner, the Participant will receive a proxy card covering both Shares held directly and Shares held in the Plan. If the Participant is a Beneficial Owner, the Participant will receive a proxy covering Shares held in the Plan through his or her broker, bank or other nominee. If a proxy is returned properly signed and marked for voting, all the Shares covered by the proxy will be voted as marked. If a proxy is returned properly signed, but no voting instructions are given, all of the Participant’s Shares will be voted in accordance with recommendations of our board of trustees, unless applicable laws or regulations require otherwise. If the proxy is not returned or if it is returned unexecuted or improperly executed, Shares registered in a Participant’s name may be voted only by the Participant in person.

29. What are the responsibilities of the Company and the Plan Administrator under the Plan?

In administering the Plan, neither we, the Plan Administrator nor any broker/dealer selected by the Plan Administrator to execute purchases and sales on behalf of Plan Participants is liable for any good faith act or omission to act, including but not limited to any claim of liability (i) arising out of the failure to terminate a Participant’s account upon such Participant’s death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which Shares are purchased or sold, or (iii) as to the value of the Shares acquired for Participants.

The Plan Administrator is acting solely as our agent and owes no duties, fiduciary or otherwise, to any other person by reason of this Plan, and no implied duties, fiduciary or otherwise, shall be read into this Plan. The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into this Plan against the Plan Administrator or us.

In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys, will not be liable for any action taken, suffered, or omitted, or for any error of judgment made by it in the reasonable performance of its duties hereunder. In no event will the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Plan Administrator will not be: (i) required to and will make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

The Plan Administrator will not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator will use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as administratively possible under the circumstances. Notwithstanding the foregoing, nothing contained in the Plan limits our liability with respect to alleged violations of federal securities laws.

The Plan Administrator is authorized to choose a broker, including an affiliated broker, at its sole discretion to facilitate purchases and sales of Shares by Participants. The Plan Administrator will furnish the name of the registered broker, including any affiliated broker, utilized in share transactions within a reasonable time upon written request from a Participant.

30. May the Plan be changed or discontinued?

Yes. We may suspend, terminate or amend the Plan at any time. Notice will be sent to Participants of any suspension or termination, or of any amendment that alters the Plan terms and conditions, as soon as administratively possible after such action by us. We may substitute another administrator or agent in place of the Plan Administrator at any time. Participants will be promptly informed of any such substitution. Any questions of interpretation arising under the Plan will be determined by us, in our sole discretion, and any such determination will be final.

31. What are the federal income tax consequences of participation in the Plan?

The following summarizes certain federal income tax considerations applicable to current shareholders who participate in the Plan. New investors and current shareholders should consult the discussion herein under the caption “Material U.S. Federal Income Tax Consequences” for a summary of federal income tax considerations related to the ownership of Shares generally.

The following summary is based upon an interpretation of current federal tax law. Participants should consult their own tax advisors to determine particular tax consequences, including state income tax (and non-income tax) consequences, which vary from state to state and which may result from participation in the Plan and the subsequent disposition of Shares acquired pursuant to the Plan. Income tax consequences to Participants residing outside the United States will vary from jurisdiction to jurisdiction.

This Plan assumes that each participant will use the first-in, first-out (FIFO) method when determining the tax basis of any shares sold. Participants may designate their preference for a different method of determining the tax basis of shares by identifying this preference in writing to the Plan Administrator. Participants may designate their preference for specific identification cost basis at any time.

Current Shareholders

In the case of Shares purchased by the Plan Administrator pursuant to the reinvestment feature of the Plan, whether purchased from us or in the open market, Participants will be treated for federal income tax purposes as having received, on the Distribution payment date, a Distribution in an amount equal to the amount of the cash Distribution that was reinvested.

Such Distribution will be taxable as a Distribution to the extent of our current or accumulated earnings and profits. To the extent the Distribution is in excess of our current or accumulated earnings and profits, the Distribution will be treated first as a tax-free return of capital, reducing the tax basis in a Participant’s Shares, and the Distribution in excess of a Participant’s tax basis will be taxable as gain realized from the sale of his or her Shares.

Both Shares purchased pursuant to the reinvestment feature and Shares purchased pursuant to the optional cash payment feature of the Plan may be purchased at a discount. Although it is not entirely clear under current law, we currently intend to take the position for tax reporting purposes that no distribution from us occurs by reason of that discount.

In the case of Shares purchased by the Plan Administrator on the open market pursuant to the optional cash payment feature of the Plan, Participants should not be treated for federal income tax purposes as having received a distribution from us.

General

A Participant’s holding period for Shares acquired pursuant to the Plan will begin on the day following the investment date. A Participant will have a tax basis in the Shares equal to the amount of cash used to purchase his or her Shares.

A Participant will not realize any taxable income upon receipt of whole Shares in book-entry (DRS) or physical certificate form credited to the Participant’s account, either upon the Participant’s request for certain of those Shares or upon termination of participation in the Plan. A Participant will recognize gain or loss upon the sale or exchange of Shares acquired under the Plan. A Participant will also recognize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share equivalent credited to the Participant’s account. The amount of any such gain or loss will be the difference between the amount that the Participant received for the Shares or fractional share equivalent and the tax basis thereof.

32. How are income tax withholding provisions applied to Participants in the Plan?

If a Participant fails to provide certain federal income tax certifications in the manner required by law, distributions on Shares, proceeds from the sale of fractional Shares and proceeds from the sale of Shares held for a Participant’s account will be subject to federal income tax withholding at the rate of 28%. If withholding is required for any reason, the appropriate amount of tax will be withheld. Certain shareholders (including most corporations) are, however, exempt from the above withholding requirements.

If a Participant is a foreign shareholder whose distributions are subject to federal tax withholding, the appropriate amount will be withheld and the balance will be credited to such Participant’s account in Shares. Additional withholding taxes may be imposed under the Foreign Account Tax Compliance Act, if a Participant is a foreign entity that does not meet certain specified requirements. For additional information on these withholding taxes applicable to foreign Participants, see “Material U.S. Federal Income Tax Consequences – U.S. Taxation of Non-U.S. Shareholders” below.

33. Who bears the risk of market fluctuations in the Shares?

A Participant’s investment in Shares held in the Plan account is no different from his or her investment in Shares held directly. The Participant bears the risk of any loss and enjoys the benefits of any gain from market price changes with respect to such Shares.

34. Who should be contacted with questions about the Plan?

All correspondence regarding the Plan should be directed to:

Email

Go to shareowneronline.com and select Contact Us.

Telephone

1-800-468-9716 Toll-Free

651-450-4064 outside the United States

Shareowner Relations Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time.

You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.

Written correspondence and deposit of certificated shares*

Wells Fargo Shareowner Services

P.O. Box 64856

St. Paul, MN 55164-0856

Certified and overnight delivery

Wells Fargo Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120-4100

* If sending in a certificate for deposit, see Certificate Deposit and Withdrawal Information.

Please mention Pennsylvania Real Estate Investment Trust and this Plan in all correspondence.

35. How is the Plan interpreted?

Any question of interpretation arising under the Plan will be determined by us in our sole discretion and any such determination will be final. The provisions of the Plan and its operation will be governed by the laws of the Commonwealth of Pennsylvania.

36. What are some of the Participant responsibilities under the Plan?

Plan Shares are subject to escheat to the state in which the Participant resides in the event that such Shares are deemed, under such state’s laws, to have been abandoned by the Participant. Participants, therefore, should notify the Plan administrator promptly in writing of any change of address. Account statements and other communications to Participants will be addressed to them at the last address of record provided by Participants to the Plan Administrator. Participants will have no right to draw checks or drafts against their Plan accounts or to instruct the Plan Administrator with respect to any Shares or cash held by the Plan Administrator except as expressly provided herein.

Distributions

The Company has paid Distributions since its formation. In order to accommodate the provisions of this Plan, we anticipate that Distributions will be payable on or about the fifteenth day of March, June, September and December. The future payment of Distributions will be at the discretion of our board of trustees and will depend on numerous factors, including our cash flow, financial condition, capital requirements, annual distribution requirements under the REIT provisions of the Internal Revenue Code and other factors that the board of trustees deems relevant.

USE OF PROCEEDS

We do not currently know either the number of Shares that will be ultimately sold pursuant to the Plan or the prices at which such Shares will be sold. However, we propose to use the net proceeds from the sale of newly issued Shares for the acquisition, development and improvement of properties, repayment of indebtedness, capital expenditures, working capital, and other general corporate purposes. Pending such use, we may temporarily invest the net proceeds of any such sales.

DESCRIPTION OF COMMON SHARES

The following summary of the material terms of our Shares does not include all of the terms of the shares and should be read together with our Trust Agreement and By-laws and with applicable Pennsylvania law. Our Trust Agreement and By-laws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where To Find Additional Information; Incorporation by Reference.”

Authorized Common and Preferred Shares

Under our Trust Agreement, as amended, we have the authority to issue up to 200,000,000 common shares, $1.00 par value per share, and up to 25,000,000 preferred shares.

In April 2012, we issued 4,600,000 8.25% Series A Cumulative Redeemable Perpetual Preferred Shares (the “Series A Preferred Shares”) in a public offering at a price of $25.00 per share. In October 2012, we issued 3,450,000 7.375% Series B Cumulative Redeemable Perpetual Preferred Shares (the “Series B Preferred Shares”) in a public offering at a price of $25.00 per share. In January 2017, we issued 6,900,000 7.20% Series C Cumulative Redeemable Perpetual Preferred Shares (the “Series C Preferred Shares”) in a public offering at a price of $25.00 per share. In September and October 2017, we issued an aggregate of 5,000,000 6.875% Series D Cumulative Redeemable Perpetual Preferred Shares (the “Series D Preferred Shares”) in a public offering at a price of $25.00 per share.

On April 20, 2017 and October 11, 2017, the Series A Preferred Shares and the Series B Preferred Shares, respectively, became redeemable at our option at $25.00 per share plus any accrued and unpaid dividends.

In October 2017, we used a portion of the net proceeds from the offering of our Series D Preferred Shares to redeem all of our then outstanding Series A Preferred Shares.

We may not redeem the Series C Preferred Shares or the Series D Preferred Shares before January 27, 2022 and September 15, 2022, respectively, except to preserve our status as a REIT or upon the occurrence of a change of control, as defined in the Trust Agreement addendums designating the Series C Preferred Shares and Series D Preferred Shares, respectively. On each such date, the respective class of securities will become redeemable at our option at $25.00 per share plus any accrued and unpaid dividends.

None of the foregoing securities have a stated maturity, are they are not subject to any sinking fund or mandatory redemption. Such securities will remain outstanding indefinitely unless we redeem or otherwise repurchase them or they are converted.

Common Shares

Voting, Dividend and Other Rights. Subject to the provisions of our Trust Agreement regarding excess shares, (1) the holders of our common shares are entitled to one vote per share on all matters voted on by shareholders, including elections of trustees, and (2) subject to the rights of holders of any preferred shares, the holders of our common shares are entitled to a pro rata portion of any distributions declared from time to time by our board of trustees from funds available for those distributions, and upon liquidation are entitled to receive pro rata all of the assets available for distribution to those holders. We generally must be current in our dividend payments on our currently outstanding Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares in order to pay dividends on our common shares. The majority of common shares voting on a matter at a meeting at which at least a majority of the outstanding shares are present in person or by proxy constitutes the act of the shareholders, except with respect to the election of trustees (see below). Our Trust Agreement permits the holders of securities of our affiliates to vote with our shareholders on specified matters, and the partnership agreement of our operating partnership grants that right to certain holders of currently outstanding partnership units of our operating partnership, with respect to fundamental changes in us (i.e., mergers, consolidations and sales of substantially all of our assets). Shareholders do not have any pre-emptive rights to purchase our securities.

Our Trust Agreement provides that our board of trustees may authorize the issuance of multiple classes and series of shares of beneficial interest and classes and series of preferred shares having preferences to the existing shares in any matter, including rights in liquidation or to dividends and conversion rights (including shareholder rights plans), and other securities having conversion rights, and may authorize the creation and issuance by our subsidiaries and affiliates of securities having conversion rights in respect of our shares. Accordingly, the rights of holders of our existing common shares are subject and junior to preferred rights of our existing and outstanding preferred shares, as to dividends and in liquidation (and other such matters) and will be subject and junior to any subsequently authorized preferred shares or class of preferred shares to the extent set forth in the designating amendment with respect to such preferred shares.

Board of Trustees. Members of our board of trustees are elected at our annual meeting of shareholders to serve until the subsequent annual meeting of shareholders and until their respective successors have been duly elected and have qualified. Our Trust Agreement does not provide for cumulative voting in the election of trustees, and the candidates receiving the highest number of votes are elected to the office of trustee, subject to the majority voting provisions contained in our corporate governance guidelines.

Trustee Nomination Process. Our Trust Agreement provides that nominations for election to the office of trustee at any annual or special meeting of shareholders shall be made by the trustees or by shareholders. Shareholder notice of a nomination of a trustee candidate for election at an annual meeting must generally be delivered not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s meeting, and for election at an annual meeting that is not within 30 days of such anniversary date or for a special meeting, not later than 10 days following the date on which notice of the meeting is mailed or disclosed publicly, whichever comes first. Shareholders making nominations of trustee candidates must hold at least two percent (2%) of the outstanding common shares. Nominations not made in accordance with the procedures in the Trust Agreement will not be considered.

Limited Liability of Shareholders

Our Trust Agreement provides that shareholders, to the fullest extent permitted by applicable law, are not liable for any act, omission or liability of a trustee and that the trustees have no power to bind shareholders personally. Nevertheless, there may be liability in some jurisdictions that may decline to recognize a business trust as a valid organization. With respect to all types of claims in any such jurisdiction, and with respect to tort claims, certain contract claims and possible tax claims in jurisdictions where the business trust is treated as a partnership for certain purposes, shareholders may be personally liable for such obligations to the extent that we do not satisfy those claims. In jurisdictions other than the Commonwealth of Pennsylvania, we conduct substantially all of our business through entities recognized in the relevant jurisdiction to limit the liability of equity owners. We carry insurance in amounts that we deem adequate to cover foreseeable claims.

Restrictions on Ownership

Among the requirements for qualification as a REIT under the Internal Revenue Code, or the Code, are (1) not more than 50% in value of our outstanding shares, including the common shares (after taking into account options to acquire shares), may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, (2) the shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, and (3) certain percentages of our gross income must be from particular activities. In order to continue to qualify as a REIT under the Code, our board of trustees has adopted, and our shareholders have approved, provisions of our Trust Agreement that restrict the ownership and transfer of shares, or the Ownership Limit Provisions.

The Ownership Limit Provisions provide that no person may beneficially own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of any separate class of our shares. The trustees may exempt a person from the Ownership Limit Provisions with a ruling from the Internal Revenue Service or an opinion of counsel or our tax accountants to the effect that such ownership will not jeopardize our status as a REIT.

Issuance or transfers of shares in violation of the Ownership Limit Provisions or which would cause us to be beneficially owned by fewer than 100 persons are void ab initio and the intended transferee acquires no rights to the shares.

In the event of a purported transfer or other event that would, if effective, result in the ownership of shares in violation of the Ownership Limit Provisions, such transfer or other event with respect to that number of shares that would be owned by the transferee in excess of the Ownership Limit Provisions are automatically exchanged for an equal number of excess shares, or the Excess Shares, authorized by our Trust Agreement, according to the rules set forth therein, to the extent necessary to ensure that the purported transfer or other event does not result in the ownership of shares in violation of the Ownership Limit Provisions. Any purported transferee or other purported holder of Excess Shares is required to give written notice to us of a purported transfer or other event that would result in the issuance of Excess Shares.

Excess Shares are not treasury shares but rather continue as issued and outstanding shares of beneficial interest. While outstanding, Excess Shares will be held in trust. The trustee of such trust shall be our Company. The beneficiary of such trust shall be designated by the purported holder of the Excess Shares. Excess Shares are not entitled to any dividends or distributions. If, after the purported transfer or other event resulting in an exchange of shares of beneficial interest for Excess Shares and prior to our discovery of such exchange, dividends or distributions are paid with respect to the shares that were exchanged for Excess Shares, then such dividends or distributions are to be repaid to us upon demand. Excess Shares participate ratably (based on the total number of shares and Excess Shares) in any liquidation, dissolution or winding up of our Company. Except as required by law, holders of Excess Shares are not entitled to vote such shares on any matter. While Excess Shares are held in trust, any interest in that trust may be transferred by the trustee only to a person whose ownership of shares will not violate the Ownership Limit Provisions, at which time the Excess Shares will be automatically exchanged for the same number of shares of the same type and class as the shares for which the Excess Shares were originally exchanged. Prior to any transfer of any interest in the Excess Shares held in trust, the purported transferee or other purported holder, as the case may be, must give advance notice to us of the intended transfer and we must waive in writing our purchase rights. Our Trust Agreement contains provisions that are designed to ensure that the purported transferee or other purported holder of Excess Shares does not receive in return for such a transfer an amount that reflects any appreciation in the shares for which Excess Shares were exchanged during the period that such Excess Shares were outstanding. Any amount received by a purported transferee or other purported holder in excess of the amount permitted to be received must be paid to our Company. If the foregoing restrictions are determined to be invalid by any court of competent jurisdiction, then the intended transferee or holder of any Excess Shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring such Excess Shares and to hold such Excess Shares on our behalf.

Our Trust Agreement further provides that Excess Shares shall be deemed to have been offered for sale to our Company at the lesser of (1) the price paid for the shares by the purported transferee or, in the case of a gift, devise or other transaction, the market price for such shares at the time of such gift, devise or other transaction or (2) the market price for the shares on the date we or our designee exercises its option to purchase the Excess Shares. We may purchase such Excess Shares during a 90-day period, beginning on the date of the violative transfer if the original transferee-shareholder gives notice to us of the transfer or, if no notice is given, the date the board of trustees determines that a violative transfer or other event resulting in an exchange of shares for the Excess Shares has occurred.

Each shareholder, upon demand, is required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares as the board of trustees deems necessary to comply with the provisions of our Trust Agreement or the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency. Certificates or recorded book entries representing shares of any class or series issued after September 29, 1997 will bear a legend or have a notation referring to the restrictions described above.

Registrar and Transfer Agent

The registrar and transfer agent for our common shares is Wells Fargo Shareowner Services.

CERTAIN PROVISIONS OF OUR TRUST AGREEMENT AND BY-LAWS

The following summary of certain provisions of our Trust Agreement and By-laws is subject to and qualified in its entirety by reference to our Trust Agreement and By-laws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where To Find More Information; Incorporation By Reference.”

Ownership Limits and Restrictions on Transferability

In order to protect our status as a REIT, no more than 50% of the value of our outstanding shares (including common shares and preferred shares and after taking into account options to acquire shares) may be owned, directly or constructively, by five or fewer individuals and the shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To assist us in satisfying these tests, subject to some exceptions, our Trust Agreement prohibits any shareholder from owning more than 9.9% of our outstanding common shares (exclusive of preferred shares) or more than 9.9% of any class or series of preferred shares. Our Trust Agreement also prohibits transfers of shares that would cause a shareholder to exceed the 9.9% limit or cause us to be beneficially owned by fewer than 100 persons. Our board of trustees may exempt a person from the 9.9% ownership limit if our board receives a ruling from the Internal Revenue Service or an opinion of counsel or tax accountants that exceeding the 9.9% ownership limit as to that person would not jeopardize our status as a REIT. Absent an exemption, this restriction may discourage a tender offer or other transaction or change in management or control that might involve a premium price for our shares or otherwise be in the best interests of our shareholders.

Term of Office of Members of the Board of Trustees

We do not have a classified board. Trustees are elected at our annual meeting of shareholders and serve until the subsequent annual meeting of shareholders and until their respective successors have been duly elected and have qualified.

Multiple Classes and Series of Shares of Beneficial Interest

Our Trust Agreement permits our board of trustees to create and issue multiple classes and series of shares, including classes and series of preferred shares having preferences to the existing shares on any matter, including rights in liquidation or to dividends and conversion rights (including shareholder rights plans), and other securities having conversion rights, and may authorize the creation and issuance by our subsidiaries and affiliates of securities having conversion rights in respect of our shares. Our Trust Agreement further provides that the terms of such rights or other securities may provide for disparate treatment of certain holders or groups of holders of such rights or other securities. Our issuance of such rights or preferred shares could delay or prevent someone from acquiring control of us, even if a change in control were in the best interests of our shareholders.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material United States federal income tax consequences relating to our qualification and taxation as a REIT and the acquisition, ownership and disposition of our Shares. The statements in this summary, to the extent they constitute matters of law, summaries of legal matters, or legal conclusions, and subject to the limitations expressed herein, represent the opinion of Drinker Biddle & Reath LLP. For purposes of the following discussion, references to the “Company,” “we” and “us” mean Pennsylvania Real Estate Investment Trust and not our subsidiaries or affiliates, and the “operating partnership” refers to PREIT Associates, L.P. Because this is a summary that is intended to address only the federal income tax consequences relating to the acquisition, ownership and disposition of our Shares, it may not contain all the information that may be important in your specific circumstances. As you review this discussion, you should keep in mind that:

(1) The tax consequences to you may vary depending on your particular tax situation;

(2) Special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a partnership, a trust, an estate, a regulated investment company, a financial institution, an insurance company, a real estate investment trust, or otherwise subject to special tax treatment under the Code;

(3) This summary does not address state, local or non-U.S. tax consequences;

(4) This summary deals only with Shares owned as “capital assets,” within the meaning of Section 1221 of the Code; and

(5) This discussion is not intended to be, and should not be construed as, tax advice.

You are urged both to review the following discussion and to consult with your tax advisor to determine the effect of acquiring, owning and disposing of our Shares in your individual tax situation, including any state, local or non-U.S. tax consequences.

The information in this section is based on the Code, current, temporary and proposed regulations promulgated by the U.S. Treasury Department, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, or the IRS, and court decisions. The reference to IRS interpretations and practices includes IRS practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this registration statement.

Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. Moreover, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

Taxation of the Company as a REIT

General. Our Company has elected to be taxed as a REIT under the Code. A REIT generally is not subject to federal income tax on the net income that it distributes to shareholders if it meets the applicable REIT distribution requirements and other requirements for REIT qualification under the Code. We believe that we have been and are organized and have operated, and we intend to continue to operate, in a manner so as to qualify as a REIT, but there can be no assurance that we qualify or will remain qualified as a REIT. Qualification and taxation as a REIT depend upon our ability to meet, through actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, we cannot provide assurance that our actual operating results will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.

The sections of the Code that relate to our qualification and operation as a REIT are highly technical and complex. This discussion sets forth the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and Treasury regulations, and related administrative and judicial interpretations.

Taxation. For each taxable year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that is distributed currently to our shareholders. U.S. Shareholders (as defined below) generally will be subject to taxation on dividends (other than dividends designated capital gain dividends and “qualified dividend income”) at rates applicable to ordinary income, instead of at lower capital gain rates.

Qualification for taxation as a REIT enables the REIT and its shareholders to substantially eliminate the “double taxation” (that is, taxation at both the corporate and shareholder levels) that generally results from an investment in a regular corporation. Regular corporations (non-REIT “C” corporations) generally are subject to federal corporate income taxation on their income, and shareholders of regular corporations are subject to tax on any dividends that are received. Currently, however, shareholders who are taxed at individual rates generally are taxed on dividends from regular corporations at capital gains rates, which are lower for individuals than ordinary income rates; and shareholders who are taxed at regular corporate rates receive the benefit of a dividends-received deduction that substantially reduces the effective rate that they pay on such dividends. Income earned by a REIT and distributed currently to its shareholders generally will be subject to lower aggregate rates of federal income taxation than if the income were earned by a regular corporation, subjected to corporate income tax, and then distributed to shareholders and subjected to tax either at capital gain rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends-received deduction.

Although we generally will not be subject to corporate income taxes on income that we distribute currently to shareholders, we will be subject to federal income tax as follows:

(1) We will be taxed at regular corporate rates on any undistributed “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

(2) We may be subject to the “alternative minimum tax” on our undistributed items of tax preference, if any.

(3) If we have (a) net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or (b) other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

(4) Our net income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

(5) If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of the amount by which we fail either the 75% or 95% gross income test, multiplied in either case by a fraction intended to reflect our profitability.

(6) We will be subject to a 4% nondeductible excise tax on the excess, if any, of the required distribution over the sum of amounts actually distributed, excess distributions from the preceding tax year and amounts retained for which federal income tax was imposed if we fail to make the required distributions by the end of a calendar year. The required distribution for each calendar year is equal to the sum of:

•	85% of our REIT ordinary income for the year;

•	95% of our REIT capital gain net income for the year; and

•	any undistributed taxable income from prior taxable years.

(7) We will be subject to a 100% penalty tax on some payments we receive (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants, and our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

(8) If we acquire any assets from a non-REIT “C” corporation in a transaction in which the basis of the assets in our hands is determined by reference to the basis of the assets in the hands of the non-REIT “C” corporation, we would be liable for corporate income tax, at the highest applicable corporate rate, for the “built-in gain” with respect to those assets if we dispose of those assets in a taxable transaction during the 5-year period beginning on the day the assets were transferred to us by the non-REIT “C” corporation. To the extent that assets are transferred to us in a carry-over basis transaction by a partnership in which a corporation owns an interest, we will be subject to this tax in proportion to the non-REIT “C” corporation’s interest in the partnership. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset. The results described in this paragraph assume that the non-REIT “C” corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us. Any gain from the sale of property acquired by us in an exchange under Section 1031 (a like kind exchange) or 1033 (an involuntary conversion) of the Code would be excluded from the application of this built-in gains tax.

(9) If we fail to satisfy one of the REIT asset tests (other than certain de minimis failures), but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the greater of $50,000 or the amount determined by multiplying the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets by the highest rate of tax applicable to corporations.

(10) If we fail to satisfy certain of the requirements under the Code the failure of which would result in the loss of our REIT status, and the failure is due to reasonable cause and not willful neglect, we may be required to pay a penalty of $50,000 for each such failure in order to maintain our qualification as a REIT.

(11) If we fail to comply with the requirements to send annual letters to certain of our shareholders requesting information regarding the actual ownership of our shares and the failure was not due to reasonable cause or was due to willful neglect, we will be subject to a $25,000 penalty or, if the failure is intentional, a $50,000 penalty.

Furthermore, notwithstanding our status as a REIT, we also may have to pay certain state and local income taxes, because not all states and localities treat REITs the same as they are treated for federal income tax purposes. Moreover, each of our taxable REIT subsidiaries (as further described below) is subject to federal, state and local corporate income taxes on its net income.

Requirements for Qualification as a REIT. A REIT is a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4) that is neither a financial institution nor an insurance company within the meaning of certain provisions of the Code;

(5) that is beneficially owned by 100 or more persons;

(6) not more than 50% in value of the outstanding shares or other beneficial interest of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities and as determined by applying certain attribution rules) during the last half of each taxable year;

(7) that makes an election to be a REIT for the current taxable year, or has made such an election for a previous taxable year that has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and the Treasury regulations promulgated thereunder;

(9) that does not have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year; and

(10) that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply during the first taxable year for which an election is made to be taxed as a REIT. For purposes of determining share ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

We believe that we have been organized, have operated and have issued sufficient shares of beneficial ownership with sufficient diversity of ownership to allow us to satisfy the above conditions. In addition, our Trust Agreement contains restrictions regarding the transfer of shares of beneficial interest that are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT.

To monitor compliance with condition (6) above, a REIT is required to send annual letters to certain of its shareholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and do not know, or exercising reasonable diligence, would not have known, of a failure to meet condition (6) above, then we will be treated as having met condition (6) above.

Qualified REIT Subsidiaries. We may acquire 100% of the stock of one or more corporations that are qualified REIT subsidiaries. A corporation will qualify as a qualified REIT subsidiary if we own 100% of its stock and it is not a taxable REIT subsidiary. A qualified REIT subsidiary will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary will be treated as our assets, liabilities and such items (as the case may be) for all purposes of the Code, including the REIT qualification tests. For this reason, references in this discussion to our income and assets should be understood to include the income and assets of any qualified REIT subsidiary we own. Income of a qualified REIT subsidiary will not be subject to federal income tax, although it may be subject to state and local taxation in some jurisdictions. Our ownership of the voting stock of a qualified REIT subsidiary will not violate the asset test restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of such issuer’s securities or more than five percent of the value of our total assets, as described below in “—Asset Tests Applicable to REITs.”

Taxable REIT Subsidiaries. A taxable REIT subsidiary is a corporation (other than a REIT) in which we directly or indirectly hold stock, which has made a joint election with us to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any such corporation in which a taxable REIT subsidiary of ours owns, directly or indirectly, securities (other than certain “straight debt” securities) that represent more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to our tenants, without causing us to receive impermissible tenant service income under the REIT gross income tests. The Company owns several taxable REIT subsidiaries, including PREIT-RUBIN. A taxable REIT subsidiary is required to pay regular federal income tax, and state and local income tax where applicable, as a non-REIT “C” corporation. In addition, if dividends are paid to us by our taxable REIT subsidiary, then a portion of the dividends we distribute to shareholders who are taxed at individual rates will generally be eligible for taxation at lower capital gains rates, rather than at ordinary income rates. See “Taxation of United States Shareholders—Qualified Dividend Income.”

Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions applicable to the arrangements between a REIT and its taxable REIT subsidiaries are intended to ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary might be limited in its ability to deduct interest payments made directly or indirectly to us. In addition, a REIT will be obligated to pay a 100% penalty tax on some payments that it receives, on certain expenses deducted by the taxable REIT subsidiary or the value of services provided by the taxable REIT subsidiary to or on behalf of the REIT in excess of the price paid for such services, to the extent that the economic arrangements among the REIT, the REIT’s tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. Our taxable REIT subsidiaries may make interest and other payments to us and to third parties in connection with activities related to our properties and may provide services to us. There can be no assurance that our taxable REIT subsidiaries will not be limited in their ability to deduct certain interest payments made to us, and there can be no assurance that the IRS might not seek to impose the 100% excise tax on a portion of payments received by us from, or expenses deducted by, our taxable REIT subsidiaries or on the value of services provided to us by our taxable REIT subsidiaries.

Ownership of Partnership Interests by a REIT. A REIT that owns an equity interest in an entity treated as a partnership for federal income tax purposes is deemed to own its share (based upon its proportionate share of the capital of the partnership) of the assets of the partnership and is deemed to earn its proportionate share of the partnership’s income. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, our proportionate share of assets and items of income of the operating partnership, including the operating partnership’s share of assets and items of income of any subsidiaries that are treated as partnerships or disregarded entities for federal income tax purposes, are treated as assets and items of income of our Company for purposes of applying the REIT asset and income tests. For these purposes, under current Treasury regulations, our interest in each of the partnerships must be determined in accordance with our “capital interest” in each entity, as applicable. We have control over the operating partnership and substantially all of the partnership and limited liability company subsidiaries of the operating partnership, and intend to operate them in a manner that is consistent with the requirements for continued qualification of our Company as a REIT.

We believe that the operating partnership and each of the partnerships and limited liability companies in which we own an interest, directly or through another partnership or limited liability company, will be treated as partnerships or disregarded for federal income tax purposes and will not be taxable as corporations. If any of these entities were instead properly treated as a corporation, it would be subject to an entity-level tax on its income and we might fail to meet the REIT income and asset tests. See “—Taxation of the Company as a REIT—Income Tests Applicable to REITs” and “—Taxation of the Company as a REIT—Asset Tests Applicable to REITs” below.

Recent legislation may alter who bears the liability in the event any subsidiary partnership is audited and an adjustment is assessed. Congress recently revised the rules applicable to U.S. federal income tax audits of partnerships (such as certain of our subsidiaries) and the collection of any tax resulting from any such audits or other tax proceedings, generally for taxable years beginning after December 31, 2017. Under the new rules, the partnership itself may be liable for a hypothetical increase in partner-level taxes (including interest and penalties) resulting from an adjustment of partnership tax items on audit, regardless of changes in the composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment. The new rules also include an elective alternative method under which the additional taxes resulting from the adjustment are assessed against and collected from the affected partners, subject to a higher rate of interest than otherwise would apply. Many questions remain as to how the new rules will apply, especially with respect to partners that are REITs, and it is not clear at this time what effect this new legislation will have on us. However, these changes could increase the U.S. federal income tax, interest, and/or penalties otherwise borne by us in the event of a U.S. federal income tax audit of a subsidiary partnership.

Income Tests Applicable to REITs. To qualify as a REIT, we must satisfy two gross income tests that are applied on an annual basis. First, in each taxable year, we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property or from some types of temporary investments. Income from investments relating to real property or mortgages on related property includes “rents from real property,” gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property. Second, in each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from any combination of income qualifying under the 75% test and dividends, interest, and gain from the sale or other disposition of stock or securities. Certain income from hedging transactions is not taken into account for purposes of these income tests.

Rent we receive will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if several conditions are met:

•	The amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales.

•	Neither we nor any actual or constructive owner of 10% or more of our shares may actually or constructively own 10% or more of the equity interests in a tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Any such tenant is referred to as a “related party tenant.” Rents received from a related party tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if either (i) at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by our other tenants for comparable space, or (ii) the property is a qualified lodging property or a qualified health care property and is operated on behalf of the taxable REIT subsidiary by a person who is an independent contractor and certain other requirements are met.

•	Rent attributable to personal property, leased in connection with a lease of real property, does not exceed 15% of the total rent received under the lease. If this requirement is not met, then the portion of rent attributable to personal property will not qualify as “rents from real property.”

•	We generally must not provide directly impermissible tenant services to the tenants of a property, subject to a 1% de minimis exception, other than through an independent contractor from whom we derive no income or a taxable REIT subsidiary. We may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered primarily for the convenience of the tenant” of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may provide through an independent contractor or a taxable REIT subsidiary, which may be wholly or partially owned by us, both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” If the total amount of income we receive from providing impermissible tenant services at a property exceeds 1% of our total income from that property, then all of the income from that property will fail to qualify as “rents from real property.” Impermissible tenant service income is deemed to be at least 150% of our direct cost in providing the service.

In light of these requirements, we do not intend to take any of the actions listed below, unless we determine that the resulting nonqualifying income, taken together with all other nonqualifying income that we earn in the taxable year, will not jeopardize our status as a REIT:

(1) charge rent for any property that is based in whole or in part on the income or profits of any person (unless based on a fixed percentage or percentages of gross receipts or sales, as permitted and described above);

(2) rent any property to a related party tenant, including a taxable REIT subsidiary, unless the rent from the lease to the taxable REIT subsidiary would qualify for the special exception from the related party tenant rule applicable to certain leases with a taxable REIT subsidiary;

(3) derive rental income attributable to personal property except rent attributable to personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

(4) directly perform services considered to be noncustomary or “rendered to the occupant” of the property.

We provide services and access to third party service providers at some or all of our properties. However, based on our experience in the rental markets where the properties are located, we believe that all access to service providers and services provided to tenants by our Company either are usually or customarily rendered in connection with the rental of real property and not otherwise considered rendered to the occupant, or, if considered impermissible services, will not result in an amount of impermissible tenant service income that will cause us to fail to meet the income test requirements.

Although PREIT-RUBIN (which, together with PREIT Services, LLC, comprise our commercial property development and management business) renders services with respect to rental properties of the operating partnership and the partnership subsidiaries, and PREIT-RUBIN does not constitute an “independent contractor” for this purpose, we believe that the services being provided by PREIT-RUBIN with respect to these properties in past years have been usual or customary and should not otherwise be considered “rendered to the occupant.” Moreover, since 2001, the Company and PREIT-RUBIN have elected for PREIT-RUBIN to be treated as a taxable REIT subsidiary. We believe that the aggregate amount of any nonqualifying income in any taxable year earned by the operating partnership and the partnership subsidiaries has not caused, and will not cause, the Company to exceed the limits on nonqualifying income under the 75% and 95% gross income tests.

However, we cannot provide any assurance that the IRS will agree with these positions. We monitor the activities at our properties and believe that we have not provided services that will cause us to fail to meet the income tests. We intend to continue to monitor the services provided at, and the nonqualifying income arising from, each of our properties. We have earned and expect to continue to earn a small amount of nonqualifying income relative to our total gross income in any relevant taxable year. We believe that the amount of nonqualifying income generated from these activities has not affected and will not affect our ability to meet the 95% gross income tests.

“Interest” income that depends in whole or in part on the income or profits of any person generally will be non-qualifying income for purposes of the 75% or 95% gross income tests. However, interest based on a fixed percentage or percentages of gross receipts or sales may still qualify under the gross income tests. We do not expect to derive significant amounts of interest that would fail to qualify under the 75% and 95% gross income tests.

Our share of any dividends received from our corporate subsidiaries that are not “qualified REIT subsidiaries” (and from other corporations in which we own an interest) will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We do not anticipate that we will receive sufficient dividends to cause us to exceed the limit on nonqualifying income under the 75% gross income test. Dividends that we receive from other qualifying REITs will qualify for purposes of both REIT income tests.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, and we disclose to the IRS the sources of our income as required by the Code and applicable regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances, we will fail to qualify as a REIT. As discussed under “—Taxation of the Company as a REIT—General,” even if these relief provisions apply, a tax would be imposed based on the amount of nonqualifying income.

Hedging Transaction Income. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps and floors, options to purchase such items and futures and forward contracts. Income and gain from “qualified hedging transactions” are excluded from gross income for purposes of the 75% and 95% gross income tests. A “qualified hedging transaction” includes: (i) any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets; (ii) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain); and (iii) any transaction entered into to “offset” a transaction described in (i) or (ii) if a portion of the hedged indebtedness is extinguished or the related property disposed of. We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated or entered into and to satisfy other identification requirements in order to be treated as a qualified hedging transaction. Effective for taxable years beginning after December 31, 2015, also excluded from gross income for purposes of the 75% and 95% gross income tests is income from hedging transactions that are entered into with respect to previously-acquired hedging transactions that were entered into to manage interest rate or currency fluctuation risks when the previously hedged indebtedness is extinguished or the property is disposed of tests. We have structured and intend to continue to structure any hedging transactions in a manner that does not jeopardize its qualification as a REIT.

Prohibited Transaction Income. Any gain that we realize on the sale of any property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized through our subsidiary partnerships and disregarded entities for federal income tax purposes, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. However, we will not be treated as a dealer in real property with respect to a property we sell for the purposes of the 100% tax if (i) we have held the property for at least two years for the production of rental income prior to the sale, (ii) capitalized expenditures on the property in the two years preceding the sale do not exceed 30% of the net selling price of the property, and (iii) either (a) we have seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year of sale, (b) the aggregate tax basis of property sold during the year of sale does not exceed 20% of the aggregate tax basis of all of our assets as of the beginning of the taxable year, or (c) the aggregate fair market value of property sold during the taxable year does not exceed 20% of the fair market value of all of our assets as of the beginning of the taxable year; in the case of (b) or (c), substantially all of the marketing and development expenditures with respect to the property sold must be made through a taxable REIT subsidiary or an independent contractor from whom we derive no income. The sale of more than one property to one buyer as part of one transaction constitutes one sale for purposes of this “safe harbor.” We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our properties and to make occasional sales of properties as are consistent with our investment objectives. However, the IRS may successfully contend that some or all of the sales made by us are prohibited transactions. In that case, we would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

Penalty Tax. Any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income that we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of our taxable REIT subsidiaries to any of our tenants, redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for payments to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations, and redetermined TRS service income is gross income (less deductions allocable thereto) of a taxable REIT subsidiary attributable to services provided to, or on behalf of, us that is less than the amounts that would have been paid by us to the taxable REIT subsidiary if based on arm’s length negotiations. Rents we receive will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where:

•	amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

•	a taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

•	rents paid to us by tenants who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by our tenants leasing comparable space who are receiving services from the taxable REIT subsidiary and the charge for the services is separately stated; or

•	the taxable REIT subsidiary’s gross income from the service is not less than 150% of the taxable REIT subsidiary’s direct cost of furnishing the service.

Although we anticipate that any fees paid to a taxable REIT subsidiary for tenant services will reflect arm’s-length rates, a taxable REIT subsidiary may under certain circumstances provide tenant services that do not satisfy any of the safe-harbor provisions described above. Nevertheless, these determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the redetermined rent, redetermined deductions or excess interest, as applicable.

Asset Tests Applicable to REITs. At the close of each quarter of our taxable year, we must satisfy four tests relating to the nature and diversification of our assets:

(1) At least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and federal government securities. For purposes of this test, real estate assets include our allocable share of real estate assets held by entities that are treated as partnerships or that are disregarded for federal income tax purposes, as well as stock or debt instruments that are purchased with the proceeds of an offering of shares or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date we receive such proceeds.

(2) Not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset class (e.g., securities that qualify as real estate assets and federal government securities);

(3) Not more than 25% (20% for taxable years beginning after December 31, 2017) of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. Securities for purposes of the asset tests may include debt securities; and

(4) Except for equity investments in REITs, debt or equity investments in qualified REIT subsidiaries and taxable REIT subsidiaries, and other securities that qualify as “real estate assets” for purpose of the 75% test described in clause (1):

•	the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets;

•	we may not own more than 10% of any one issuer’s outstanding voting securities; and

•	we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for certain specified exceptions including the “straight debt” exception discussed below.

The Code specifically provides that the following types of debt will not be taken into account for purposes of the 10% value test: (1) securities that meet the “straight debt” safe-harbor, as discussed in the next paragraph; (2) loans to individuals or estates; (3) obligations to pay rent from real property; (4) rental agreements described in Section 467 of the Code; (5) any security issued by other REITs; (6) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (7) any other arrangement as determined by the IRS. In addition, for purposes of the 10% value test, to the extent we hold debt securities that are not described in the preceding sentence, (a) debt issued by partnerships that derive at least 75% of their gross income from sources that constitute qualifying income for purposes of the 75% gross income test, and (b) debt that is issued by any partnership, to the extent of our interest as a partner in the partnership, are not considered securities.

Debt will meet the “straight debt” safe harbor if (1) neither we nor any of our controlled taxable REIT subsidiaries (generally, taxable REIT subsidiaries more than 50% of the vote or value of the outstanding stock of which is directly or indirectly owned by us) owns any other securities of the issuer that are not described in the preceding paragraph and that have an aggregate value greater than one percent of the issuer’s outstanding securities, as calculated under the Code, (2) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (3) the debt is not convertible, directly or indirectly, into stock, and (4) the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion or similar factors.

However, contingencies regarding time of payment and interest are permissible for purposes of qualifying as a straight debt security if (1) such contingency does not have the effect of changing the effective yield to maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (i) 5% of the annual yield to maturity or (ii) 0.25%, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1,000,000 and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as “straight debt” solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

We believe that the aggregate value of our interests in our taxable REIT subsidiaries has not exceeded 20% of the aggregate value of our gross assets. With respect to each issuer that did not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including debt, of any such issuer has not exceeded 5% of the total value of our assets and that we comply with the 10% voting securities limitation and, for our 2001 and subsequent taxable years, 10% value limitation with respect to each such issuer. However, no independent appraisals have been obtained to support these conclusions. In this regard, however, we cannot provide any assurance that the IRS might not disagree with our determinations.

The asset tests must be satisfied not only on the last day of the calendar quarter in which we, directly or through pass-through subsidiaries, acquire securities in the applicable issuer, but also on the last day of the calendar quarter in which we increase our ownership of securities of such issuer, including as a result of increasing our interest in pass-through subsidiaries. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the 25%, 20% or 5% asset tests solely by reason of changes in the relative values of our assets. If failure to satisfy the 25%, 20% or 5% asset tests results from an acquisition of securities or other property during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20% or 5% asset tests. Although we plan to take steps to ensure that we satisfy such tests for any quarter with respect to which testing is to occur, there can be no assurance that such steps will always be successful. If we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT, unless we satisfy certain relief provisions described in the next paragraph.

Furthermore, the failure to satisfy the asset tests can be remedied even after the 30-day cure period under certain circumstances. If the total value of the assets that caused a failure of the 5% asset test, the 10% voting securities test or the 10% value test does not exceed the lesser of (i) 1% of our assets at the end of the relevant quarter or (ii) $10,000,000, we can cure such a failure by disposing of sufficient assets to cure such a violation within six months following the last day of the quarter in which we first identify the failure of the asset test. For a violation of any of the asset tests not described in the prior sentence (including the 75% and the 25% asset tests), we can avoid disqualification as a REIT if the violation is due to reasonable cause and we dispose of an amount of assets sufficient to cure such violation within the six-month period described in the preceding sentence. In such a case, we must also pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets during the period of time that the assets were held as nonqualifying assets, and file in accordance with applicable Treasury regulations a schedule with the IRS that describes the assets. The applicable Treasury regulations are yet to be issued. Thus, it is not possible to state with precision under what circumstances we would be entitled to the benefit of these provisions.

Annual Distribution Requirements Applicable to REITs. To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders each year in an amount at least equal to the sum of:

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain; and

•	90% of our after tax net income, if any, from foreclosure property;

minus the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rent, original issue discount included in our taxable income without the receipt of a corresponding payment, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.

We must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared during the last three months of the taxable year, payable to shareholders of record on a specified date during such period and paid during January of the following year. Such distributions are treated as paid by us and received by our shareholders on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for such year and paid on or before the first regular dividend payment date after such declaration, provided such payment is made during the twelve-month period following the close of such year. These distributions are taxable to our shareholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential—i.e., every shareholder of the class of shares with respect to which a distribution is made must be treated the same as every other shareholder of that class, and no class of shares may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the shortfall at regular corporate tax rates.

We believe we have made and intend to make timely distributions sufficient to satisfy our annual distribution requirements. In this regard, the partnership agreement of the operating partnership authorizes us, as general partner, to take steps as may be necessary to cause the operating partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. Although we anticipate that our cash flow will permit us to make those distributions, it is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements. In this event, we may find it necessary to arrange for short-term, or possibly long-term, borrowings to fund required distributions or to pay dividends in the form of taxable dividends of our shares.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

Furthermore, we will be required to pay a 4% nondeductible excise tax to the extent that our distributions during a calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year plus excess distributions from prior tax years does not at least equal the sum of:

•	85% of our REIT ordinary income for such year;

•	95% of our REIT capital gain net income for the year; and

•	any undistributed taxable income from prior taxable years.

Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax and excess distributions from the immediately preceding year may be carried over. A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

Record-Keeping Requirements. We are required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.

Failure of the Company to Qualify as a REIT. If we fail to comply with one or more of the conditions required for qualification as a REIT (other than asset tests and the income tests that have the specific savings clauses discussed above in “—Taxation of the Company as a REIT—Asset Tests Applicable to REITs,” and “—Taxation of the Company as a REIT—Income Tests Applicable to REITs”), we can avoid termination of our REIT status by paying a penalty of $50,000 for each such failure, provided that our noncompliance was due to reasonable cause and not willful neglect. If we fail to qualify for taxation as a REIT in any taxable year and the statutory relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates.

Distributions to shareholders in any year in which we fail to qualify will not be deductible by us, and we will not be required to distribute any amounts to our shareholders. As a result, our failure to qualify as a REIT would significantly reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to shareholders will be taxable as dividends to the extent of our current and accumulated earnings and profits, whether or not attributable to capital gains earned by us. Non-corporate shareholders currently would be taxed on these dividends at capital gains rates; corporate shareholders may be eligible for the dividends received deduction with respect to such dividends. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. There can be no assurance that we would be entitled to any statutory relief.

Taxation of United States Shareholders

General. This section applies to a beneficial owner of a common share of Pennsylvania Real Estate Investment Trust that is held by a U.S. person, referred to as a “United States shareholder” herein, as a capital asset.

A “U.S. person” is:

•	a citizen or resident of the United States;

•	a corporation (or any entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•	a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in place to be treated as a United States person.

If a partnership holds our Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Shares, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of our Shares.

Distributions by the Company—General. As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits that are not designated as capital gains dividends or “qualified dividend income” will be taxable to our taxable United States shareholders as ordinary income and will not be eligible for the dividends-received deduction in the case of United States shareholders that are corporations. For purposes of determining whether distributions to holders of Shares are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to any outstanding preferred shares and then to our outstanding Shares.

To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each United States shareholder. This treatment will reduce the adjusted tax basis that each United States shareholder has in its shares for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a United States shareholder’s adjusted tax basis in its shares will be taxable as capital gains, provided that the shares have been held as a capital asset, and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November or December of any year and payable to a shareholder of record on a specified date in any of these months shall be treated as both paid by us and received by the shareholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year.

Pending federal income tax legislation is expected to reduce the rate of tax applicable to taxable REIT distributions (other than capital gains dividends or qualified dividend income) in taxable years beginning after December 31, 2017. Under the Tax Cuts and Jobs Act, which has been passed by both houses of Congress and is expected to be signed by the President before the end of 2017, recipients of these REIT distributions who are individuals, estates or trusts will generally be entitled to deduct 20% of the distribution amount, so that the effective rate of federal income tax on the distributions received in 2017 and subsequent years will be 80% of the rate otherwise applicable to ordinary income.

Capital Gain Distributions. We may elect to designate distributions of our net capital gain as “capital gain dividends.” Distributions that we properly designate as “capital gain dividends” will be taxable to our taxable United States shareholders as gain from the sale or disposition of a capital asset to the extent that such gain does not exceed our actual net capital gain for the taxable year. Designations made by us will only be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of a dividend as a capital gain dividend, a United States shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of some capital gain dividends as ordinary income.

Instead of paying capital gain dividends, we may designate all or part of our net capital gain as “undistributed capital gain.” We will be subject to tax at regular corporate rates on any undistributed capital gain. A United States shareholder will include in its income as long-term capital gains its proportionate share of such undistributed capital gain and will be deemed to have paid its proportionate share of the tax paid by us on such undistributed capital gain and receive a credit or a refund to the extent that the tax paid by us exceeds the United States shareholder’s tax liability on the undistributed capital gain. A United States shareholder will increase the basis in its Shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. A United States shareholder that is a corporation will appropriately adjust its earnings and profits for the retained capital gain in accordance with Treasury regulations to be prescribed by the IRS. Our earnings and profits will be adjusted appropriately. We will classify portions of any designated capital gain dividend or undistributed capital gain as either:

(1) a 20% rate gain distribution, which would be taxable to non-corporate United States shareholders at a maximum rate of 20%; or

(2) an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate United States shareholders at a maximum rate of 25%.

We must determine the maximum amounts that we may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Recipients of capital gain dividends from us that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.

Qualified Dividend Income. With respect to shareholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to shareholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate United States shareholders as capital gain, provided that the shareholder has held the Shares with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such Shares become ex-dividend with respect to the relevant distribution.

The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1) the qualified dividend income received by us during such taxable year from non-REIT “C” corporations (including our corporate subsidiaries, other than qualified REIT subsidiaries, and our taxable REIT subsidiaries);

(2) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to such undistributed REIT taxable income; and

(3) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT “C” corporation over the federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a domestic corporation (other than a REIT or a regulated investment company) or a “qualified foreign corporation” and specified holding period requirements and other requirements are met. A foreign corporation (other than a “passive foreign investment company”) will be a qualified foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. We generally expect that an insignificant portion, if any, of our distributions will consist of qualified dividend income. If we designate any portion of a dividend as qualified dividend income, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the shareholder as qualified dividend income.

Other Tax Considerations. Distributions we make and gain arising from the sale or exchange by a United States shareholder of our shares will not be treated as passive activity income. As a result, United States shareholders generally will not be able to apply any “passive losses” against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A United States shareholder may elect, depending on its particular situation, to treat capital gain dividends, capital gains from the disposition of shares and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. We will notify shareholders regarding the portions of our distributions for each year that constitute ordinary income, return of capital and qualified dividend income. United States shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Our operating or capital losses would be carried over by us for potential offset against future income, subject to applicable limitations.

Medicare Tax on Unearned Income. Certain U.S. shareholders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of shares .

Sales of Shares. If a United States shareholder sells or otherwise disposes of its shares in a taxable transaction, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares for tax purposes. This gain or loss will be a capital gain or loss if the shares have been held by the United States shareholder as a capital asset. The applicable tax rate will depend on the United States shareholder’s holding period in the shares (generally, if shares have been held for more than one year, such gain or loss will be long-term capital gain or loss) and the United States shareholder’s tax bracket. A United States shareholder who is an individual, estate or trust and who has net long-term capital gain or loss will be subject to a maximum capital gain rate, which is currently 20%. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate shareholders) to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” In general, any loss recognized by a United States shareholder upon the sale or other disposition of Shares that have been held for six months or less, after applying the holding period rules, will be treated by such United States shareholders as a long-term capital loss, to the extent of distributions received by the United States shareholder from us that were required to be treated as long-term capital gains. Shareholders are advised to consult their tax advisors with respect to the capital gain liability.

Taxation of Tax-Exempt Shareholders

Provided that a tax-exempt shareholder, except certain tax-exempt shareholders described below, has not held its Shares as “debt financed property” within the meaning of the Code and the shares are not otherwise used in its trade or business, the dividend income from us and gain from the sale of our Shares will not be unrelated business taxable income, or UBTI, to a tax-exempt shareholder. Generally, “debt financed property” is property, the acquisition or holding of which was financed through a borrowing by the tax-exempt shareholder.

For tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Section 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, or single parent title-holding corporations exempt under Section 501(c)(2) and whose income is payable to any of the aforementioned tax-exempt organizations, income from an investment in the Company will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult with their tax advisors concerning these set aside and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” are treated as UBTI if received by any trust that is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code and holds more than 10%, by value, of the interests in the REIT. A pension-held REIT includes any REIT if:

•	at least one of such trusts holds more than 25%, by value, of the interests in the REIT, or two or more of such trusts, each of which owns more than 10%, by value, of the interests in the REIT, hold in the aggregate more than 50%, by value, of the interests in the REIT; and

•	it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that shares owned by such trusts shall be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust, rather than by the trust itself.

The percentage of any REIT dividend from a “pension-held REIT” that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held requirement” without relying upon the “look-through” exception with respect to pension trusts. As a result of certain limitations on the transfer and ownership of our shares contained in our organizational documents, we do not expect to be classified as a “pension-held REIT,” and accordingly, the tax treatment described in this paragraph should be inapplicable to our tax-exempt shareholders.

U.S. Taxation of Non-U.S. Shareholders

The following discussion addresses the rules governing U.S. federal income taxation of the acquisition, ownership and disposition of our Shares by shareholders other than United States shareholders, or non-United

States shareholders. These rules are complex, and no attempt is made herein to provide more than a brief summary of them. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address state, local or foreign tax consequences that may be relevant to a non-United States shareholder in light of its particular circumstances.

Distributions. Subject to the discussion below, distributions by us to a non-United States shareholder of our Shares generally will be treated as ordinary dividends to the extent that they are made out of our current or accumulated earnings and profits. Ordinary dividends generally will be subject to U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-United States shareholder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Ordinary dividends that are effectively connected with a trade or business generally will not be subject to the withholding tax and instead will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in a manner similar to the taxation of United States shareholders with respect to these dividends, and may be subject to any applicable alternative minimum tax. Applicable certification and disclosure requirements must be satisfied for dividends to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate non-United States shareholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. We generally expect to withhold U.S. income tax at the rate of 30% on any dividend distribution made to a non-United States shareholder unless:

•	a lower treaty rate applies and the non-United States shareholder files an Internal Revenue Service Form W-8BEN or W-8BEN-E, as appropriate, with us evidencing eligibility for that reduced rate; or

•	the non-United States shareholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is effectively connected income.

Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-United States shareholder in its Shares will reduce the non-United States shareholder’s adjusted basis in its Shares and will not be subject to U.S. federal income tax. Distributions in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-United States shareholder in its Shares will be treated as gain from the sale of its Shares, the tax treatment of which is described below (See “—Sale of Our Common Shares”).

We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies or the non-United States shareholder is not liable for tax on the receipt of that distribution. However, a non-United States shareholder may seek a refund of these amounts from the Internal Revenue Service if the non-United States shareholder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

We will be required to withhold a 30% tax on distributions to any Participant that is a foreign entity that does not meet specified information reporting requirements (including the provision of a properly completed Internal Revenue Service W-8BEN-E).

A distribution to a non-United States shareholder that owns more than 10% of our Shares at any time during the taxable year will not be treated as an ordinary dividend if (a) the distribution is designated as a capital gain dividend and/or (b) the dividend is attributable to the disposition of a U.S. real property interest. Such distributions will be taxed under the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA.” A non-United States shareholder receiving a distribution subject to FIRPTA will be treated as recognizing gain that is income effectively connected with a U.S. trade or business and taxed in the manner described below. We will be required to withhold and remit to the Internal Revenue Service 35% of any such distribution attributable to the disposition of a U.S. real property interest. The amount withheld is creditable against the non-United States shareholder’s U.S. federal income tax liability.

A distribution to a non-United States shareholder that owns no more than 10% of the value of our Shares at all times during the taxable year, will be treated as long-term capital gain to such a non-United States shareholder if the distribution is designated as a capital gain dividend. Such a distribution generally should not be subject to U.S. federal income taxation, unless:

•	such distribution is effectively connected with the non-United States shareholder’s U.S. trade or business, in which case the non-United States shareholder will be subject to tax on a net basis in a manner similar to the taxation of United States shareholders with respect to such gain, except that a holder that is a foreign corporation may also be subject to the additional 30% branch profits tax, as discussed above; or

•	the non-United States shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and either has a “tax home” in the United States or with respect to whom certain other conditions exist, in which case such nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Undistributed Capital Gain. Although the law is not entirely clear on the matter, it appears that amounts designated by us as undistributed capital gains in respect of our shares held by non-United States shareholders generally should be treated in the same manner as actual distributions by us of capital gain dividends. Under that approach, each non-United States shareholder would be able to offset as a credit against its U.S. federal income tax liability resulting therefrom its proportionate share of the tax paid by us on the undistributed capital gains treated as long-term capital gain to the non-United States shareholder, and generally to receive from the IRS a refund to the extent its proportionate share of the tax paid by us were to exceed the non-United States shareholder’s actual U.S. federal income tax liability on such long-term capital gain. If we were to designate any portion of our net capital gain as undistributed capital gain, a non-United States shareholder should consult its tax advisor regarding the taxation of such undistributed capital gain.

Sale of Our Common Shares. Gain recognized by a non-United States shareholder upon the sale or exchange of our Shares generally would not be subject to U.S. taxation unless:

(1) the investment in our Shares is effectively connected with the non-United States shareholder’s United States trade or business, in which case the non-United States shareholder will be subject to the same treatment as domestic shareholders with respect to any gain;

(2) the non-United States shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains from United States sources for the taxable year; or

(3) our Shares constitute a U.S. real property interest within the meaning of FIRPTA, as described below.

Our Shares will not constitute a U.S. real property interest if we are a domestically controlled REIT. We will be a domestically controlled REIT if, at all times during a specified testing period, less than 50% in value of our Shares is held directly or indirectly by non-United States shareholders.

We believe that currently we are a domestically controlled REIT and, therefore, that the sale of our Shares by a non-United States shareholder would not be subject to taxation under FIRPTA. Because our Shares are publicly traded, however, we cannot guarantee that we are or will continue to be a domestically controlled REIT.

Even if we do not qualify as a domestically controlled REIT at the time a non-United States shareholder sells our Shares, gain arising from the sale still would not be subject to FIRPTA tax if:

(1) the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

(2) the selling non-U.S. shareholder owned, actually or constructively, 10% or less in value of the outstanding class or series of shares being sold throughout the shorter of the period during which the non-United States shareholders held such class or series of shares or the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of our Shares by a non-United States shareholder were subject to taxation under FIRPTA, the non-United States shareholder would be subject to regular U.S. federal income tax with respect to any gain on a net basis in the same manner as a taxable United States shareholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

FATCA Withholding on Payments to Certain Foreign Entities. As a general matter, the Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our shares if paid to a foreign entity unless either (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) the foreign entity is not a “foreign financial institution” and identifies certain of its U.S. investors, or (iii) the foreign entity otherwise is excepted under FATCA. Under delayed effective dates provided for in the final regulations and subsequent guidance, the required withholding began on July 1, 2014 with respect to dividends on our shares, and will begin on January 1, 2019 with respect to gross proceeds from a sale or other disposition of our shares.

If withholding is required under FATCA on a payment related to our shares, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

Information Reporting and Backup Withholding Tax Applicable to Shareholders

United States Shareholders. In general, information-reporting requirements will apply to payments of distributions on our Shares and payments of the proceeds of the sale of our Shares to some United States shareholders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax on such payments at the rate of 28% if:

(1) the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

(2) the IRS notifies the payer that the TIN furnished by the payee is incorrect;

(3) there has been a notified payee underreporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code; or

(4) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some shareholders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder’s U.S. federal income tax liability and may entitle the shareholder to a refund, provided that the required information is furnished to the IRS.

Non-United States Shareholders. Generally, information reporting will apply to payments of distributions on our Shares, and backup withholding described above for a United States shareholder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our Shares to or through the United States office of a United States or foreign broker will be subject to information reporting and, possibly, backup withholding as described above for United States shareholders, or the withholding tax for non-United States shareholders, as applicable, unless the non-United States shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-United States shareholder of our Shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a United States person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership 50% or more of whose interests are held by partners who are United States persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting generally will apply as though the payment was made through a U.S. office of a United States or foreign broker unless the broker has documentary evidence as to the non-United States shareholder’s foreign status and has no actual knowledge to the contrary.

Applicable Treasury regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payer. If a non-United States shareholder fails to comply with the information reporting requirement, payments to such person may be subject to the full withholding tax even if such person might have been eligible for a reduced rate of withholding or no withholding under an applicable income tax treaty. Because the application of these Treasury regulations varies depending on the shareholder’s particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the non-United States shareholder’s federal income tax liability if certain required information is furnished to the IRS. Non-United States shareholders should consult with their tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Tax Aspects of our Ownership of Interests in the Operating Partnership and Other Partnerships

General. Substantially all of our investments are held indirectly through the operating partnership. In general, partnerships are “pass-through” entities that are not subject to federal income tax at the partnership level. However, a partner is allocated its proportionate share of the items of income, gain, loss, deduction and credit of a partnership, and is required to include these items in calculating its tax liability, without regard to whether it receives a distribution from the partnership. We include our proportionate share of these partnership items in our income for purposes of the various REIT income tests and the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we include our proportionate share of assets held through the operating partnership. See “—Taxation of the Company as a REIT—Ownership of Partnership Interests by a REIT” above.

Entity Classification. We believe that the operating partnership and each of the partnerships and limited liability companies in which we own an interest, directly or through another partnership or limited liability company, will be treated as a partnership or disregarded for federal income tax purposes and will not be taxable as a corporation. If any of these entities were treated as a corporation, it would be subject to an entity level tax on its income and we could fail to meet the REIT income and asset tests. See “—Taxation of the Company as a REIT—Asset Tests Applicable to REITs” and “—Taxation of the Company as a REIT—Income Tests Applicable to REITs” above.

A partnership is a “publicly traded partnership” under Section 7704 of the Code if:

(1) interests in the partnership are traded on an established securities market; or

(2) interests in the partnership are readily tradable on a “secondary market” or the “substantial equivalent” of a secondary market.

Under the relevant Treasury regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership.

The operating partnership currently takes the reporting position for federal income tax purposes that it is not a publicly traded partnership. There is a risk, however, that the right of a holder of the operating partnership units to redeem the operating partnership units for Shares could cause the operating partnership units to be considered readily tradable on the substantial equivalent of a secondary market. Moreover, if the operating partnership units were considered to be tradable on the substantial equivalent of a secondary market, either now or in the future, the operating partnership cannot provide any assurance that it would qualify for any of the safe harbors mentioned above, or that, if it currently qualifies for a safe harbor, the operating partnership will continue to qualify for any of the safe harbors in the future.

If the operating partnership is a publicly traded partnership, it will be taxed as a corporation unless at least 90% of its gross income consists of “qualifying income” under Section 7704 of the Internal Revenue Code. Qualifying income is generally real property rents and other types of passive income. We believe that the operating partnership will have sufficient qualifying income so that it would be taxed as a partnership, even if it were a publicly traded partnership. The income requirements applicable to our Company in order for it to qualify as a REIT under the Internal Revenue Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, we do not believe that these differences would cause the operating partnership not to satisfy the 90% gross income test applicable to publicly traded partnerships.

Allocations of Partnership Income, Gain, Loss, Deduction and Credit. A partnership agreement will generally determine the allocation of income and loss among partners. However, those allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the applicable Treasury regulations, which generally require that partnership allocations respect the economic arrangement of the partners. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to the item. The allocations of taxable income and loss provided for in the partnership agreement of the operating partnership are intended to comply with the requirements of Section 704(b) of the Code and the regulations promulgated thereunder.

Tax Allocations with Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss, deduction and credit attributable to a property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, as applicable, the difference between the adjusted tax basis and the fair market value of property at the time of contribution. The difference is known as the book-tax difference. Section 704(c) allocations are for federal income tax purposes only and do not affect the book capital accounts or other economic or legal arrangements among the partners. Under Treasury regulations promulgated under Section 704(c) of the Code, similar rules apply when a partnership elects to “revalue” its assets in limited situations, such as when a contribution of property is made to a partnership by a new partner.

The partnership agreement of the operating partnership requires that these allocations be made in a manner consistent with Section 704(c) of the Code. Treasury regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences, including retention of the “traditional method” or the election of alternative methods which would permit any distortions caused by a book-tax difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. We and the operating partnership generally have used the traditional method of accounting for book-tax differences with respect to the properties initially contributed to the operating partnership in its formation or subsequently acquired by merger or contribution. However, the operating partnership may use an alternative method of accounting for book-tax differences with respect to properties contributed to it or acquired by merger in the future.

In general, if any asset contributed to or revalued by the operating partnership is determined to have a fair market value that is greater than its adjusted tax basis, partners who have contributed those assets, including our Company, will be allocated lower amounts of depreciation deductions from those assets for tax purposes by the operating partnership and increased taxable income and gain on sale. Thus, we may be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of contributed assets. These amounts may be in excess of the economic or book income allocated to us as a result of the sale. In this regard, it should be noted that, as the general partner of the operating partnership, we will determine, taking into account the tax consequences to us, when and whether to sell any given property. See “—Taxation of the Company as a REIT—Annual Distribution Requirements Applicable to REITs.”

We will be allocated our share of the operating partnership’s taxable income or loss for each year regardless of the amount of cash that may be distributed to us by the operating partnership. As a result, we could be allocated taxable income for a year in excess of the amount of cash distributed to us. This excess taxable income is sometimes referred to as “phantom income.” Because we rely on cash distributions from the operating partnership to meet our REIT distribution requirements, which are specified percentages of our REIT taxable income, the recognition of this phantom income might adversely affect our ability to comply with those requirements.

Other Tax Consequences for the Company and Our Shareholders

We may be required to pay tax in various state or local jurisdictions, including those in which we transact business, and our shareholders may be required to pay tax in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences discussed above. In addition, a shareholder’s state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult with their tax advisors regarding the effect of state and local tax laws on an investment in our Shares.

A portion of our income is earned through our taxable REIT subsidiaries. The taxable REIT subsidiaries are subject to federal, state and local income tax at the full applicable corporate rates. In addition, a taxable REIT subsidiary will be limited in its ability to deduct interest payments made directly or indirectly to us in excess of a certain amount. To the extent that our Company and our taxable REIT subsidiaries are required to pay federal, state or local taxes, we will have less cash available for distribution to shareholders.

Tax Shelter Reporting

If a shareholder recognizes a loss as a result of a transaction with respect to our shares of at least (i) for a holder that is an individual, S corporation, trust or a partnership with at least one partner that is not a “C” corporation, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a holder that is either a “C” corporation or a partnership with only “C” corporation partners, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such shareholder may be required to file a disclosure statement with the IRS on Form 8886. Direct shareholders of portfolio securities are in many cases exempt from this reporting requirement, but shareholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

PLAN OF DISTRIBUTION

Except to the extent the Plan Administrator purchases Shares in open market transactions, the Shares acquired under the Plan will be sold directly by us through the Plan.

We are a participant in the direct registration system (“DRS”). Direct registration is a method of recording share ownership in book-entry form, which allows shares to be owned, reported and transferred electronically without issuing a physical certificate. Book-entry means that your Shares are registered in your name on our books without the need for physical share certificates. Your uncertificated Share has the same rights and privileges as a Share evidenced by a physical certificate.

Direct registration is a free service that:

•	eliminates the risk and cost associated with keeping physical share certificates;

•	eliminates the time and expense associated with replacing lost, stolen or destroyed share certificates; and

•	allows you to move Shares electronically to a broker or to other registered accounts.

If you hold Shares through our direct registration system, Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A., our transfer agent and registrar, will establish and maintain your direct registration account and provide you with a direct registration statement of ownership reflecting the number of Shares registered in your name on our books. Wells Fargo will send you a new statement of ownership each time there is activity in your account.

Once you begin participation in our direct registration system, any future transactions will be handled through the direct registration system rather than with physical certificates unless you specify otherwise.

You may send any common share certificates you are currently holding for conversion into our direct registration system by sending the share certificates to Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A., with a request to deposit them into your direct registration account. There is no cost to you for this custodial service. Your certificates should not be endorsed, and we recommend sending your certificates by registered mail, insuring them for 3% of the current market value.

You may sell your direct registration Shares through Wells Fargo or by electronically transferring the Shares to your bank or broker and selling the Shares through your bank or broker.

You may move electronically all or a portion of your direct registration Shares to your bank or broker at any time. To do so, provide your bank or broker with a copy of your direct registration account statement.

Your direct registration account is separate from your dividend reinvestment plan account. You may deposit your common share certificates in either your direct registration account or your dividend reinvestment plan account.

LEGAL MATTERS

Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania, has provided us with an opinion as to the validity of the Shares offered by this prospectus, as well as certain federal income tax matters.

EXPERTS

The consolidated financial statements and schedule of Pennsylvania Real Estate Investment Trust and subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended

December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Lehigh Valley Associates and Subsidiary at December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

1,000,000 Common Shares of Beneficial Interest

Distribution Reinvestment and Share Purchase Plan

December 20, 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us connection with the issuance and registration of the securities being registered. All amounts except the SEC registration fee are estimated.

SEC Registration Fee	$791
Accounting Fees and Expenses	20,000
Legal Fees and Expenses	35,000
Miscellaneous	2,500

Total	$58,291

Item 15.	Indemnification of Directors and Officers

Our trust agreement, as amended, provides that:

•	no trustee shall be personally liable to any person or entity for any of our acts, omissions or obligations;

•	no trustee shall be personally liable for monetary damages for any action, or any failure to act, except to the extent a Pennsylvania business corporation’s director would remain liable under the provisions of Section 1713 of the Pennsylvania Business Corporation Law; and

•	no officer who performs his duties in good faith, in a manner reasonably believed to be in our best interests and with the care, skill and diligence a person of ordinary prudence would use will be liable by reason of having been an officer.

Pennsylvania law permits, and our trust agreement and by-laws provide, that every trustee and officer is entitled as of right to be indemnified by us against reasonable expenses (including attorney’s fees) and any liability, loss, judgment, excise tax, fine, penalty, or settlement such person pays or incurs in connection with an actual (whether pending or completed) or threatened claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, whether brought by or in our right or otherwise, in which he or she may be involved, as a party or otherwise, by reason of being or having been a trustee or officer or because the person is or was serving in any capacity at our request as a trustee, director, officer, employee, agent, partner, fiduciary or other representative of another REIT, corporation, partnership, joint venture, trust, employee benefit plan or other entity provided, however, that:

•	no right of indemnification will exist with respect to an action brought by a trustee or officer against us; and

•	no indemnification will be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by the final judgment of a court of competent jurisdiction to have constituted willful misconduct or recklessness.

The right to indemnification is contractual in nature and includes the right to be paid in advance the expenses incurred in connection with any proceedings; provided, however, that advance payments must be made in accordance with applicable law and must be accompanied by an undertaking by or on behalf of the applicable trustee or officer to repay all amounts so advanced if it is determined ultimately that the applicable trustee or officer is not entitled to indemnification under our trust agreement.

In addition, our trust agreement and Pennsylvania law permit our Company to provide similar indemnification to employees, agents and other persons who are not trustees or officers. Pennsylvania law also permits indemnification in connection with a proceeding brought by or in our Company’s right to procure a judgment in our favor and requires indemnification in certain cases where the trustee or officer is the prevailing party. Certain of the employment agreements our Company has entered into with its officers provide the officer indemnification. Generally, these contracts require us to indemnify the officer to the fullest extent permitted under our trust agreement. The limited partnership agreement for our operating partnership also provides for indemnification of our Company, its trustees and its officers for any and all actions with respect to our operating partnership, provided, however, that our operating partnership will not provide indemnity for:

•	willful misconduct or knowing violation of the law;

•	any transaction where the covered person received an improper personal benefit in violation or breach of our operating partnership’s limited partnership agreement;

•	any violation of our operating partnership’s limited partnership agreement; or

•	any liability the person may have to our operating partnership under certain specified documents.

Currently, our Company maintains directors’ and officers’ liability insurance for its trustees and officers.

Item 16.	Exhibits

The Exhibit Index filed herewith and appearing immediately before the signature page hereto is incorporated by reference.

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however , that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1*	Amended and Restated Trust Agreement dated December 18, 2008, filed as Exhibit 3.1 to our Current Report on Form 8-K filed on December 23, 2008.

4.2*	Designating Amendment to Trust Agreement designating the rights, preferences, privileges, qualification, limitations and restrictions of PREIT’s 8.25% Series A Cumulative Redeemable Perpetual Preferred Shares, liquidation preference $25.00 per share, par value $0.01 per share, filed as Exhibit 3.2 to PREIT’s Form 8-A filed on April 20, 2012, is incorporated herein by reference.

4.3*	Amendment, dated June 7, 2012, to Amended and Restated Trust Agreement of Pennsylvania Real Estate Investment Trust dated December 18, 2008, as amended, filed as Exhibit 3.1 to PREIT’s Current Report on Form 8-K filed on June 12, 2012, is incorporated herein by reference.

4.4*	Second Designating Amendment to Trust Agreement designating the rights, preferences, privileges, qualification, limitations and restrictions of PREIT’s 7.375% Series B Cumulative Redeemable Perpetual Preferred Shares, liquidation preference $25.00 per share, par value $0.01 per share, filed as Exhibit 3.1 to PREIT’s Form 8-A filed on October 11, 2012, is incorporated herein by reference.

4.5*	Third Designating Amendment to Trust Agreement designating the rights, preferences, privileges, qualifications, limitations and restrictions of PREIT’s 7.20% Series C Cumulative Redeemable Perpetual Preferred Shares, liquidation preference $25.00 per share par value $0.01 per share, filed as Exhibit 3.4 to PREIT’s Form 8-A filed on January 27, 2017, is incorporated by reference.

4.6*	Fourth Designating Amendment to Trust Agreement designating the rights, preferences, privileges, qualifications, limitations and restrictions of PREIT’s 6.875% Series D Cumulative Redeemable Perpetual Preferred Shares, liquidation preferences $25.00 per share par value $0.01 per share, filed as Exhibit 3.5 to PREIT’s Form 8-A filed on September 11, 2017, is incorporated by reference.

4.7*	By-laws, as amended through July 26, 2007, filed as Exhibit 3.2 to our Current Report on Form 8-K filed on August 1, 2007.

5.1	Opinion of Drinker Biddle & Reath LLP regarding the legality of the common shares being registered.

8.1	Opinion of Drinker Biddle & Reath LLP regarding certain tax matters.

23.1	Consent of KPMG LLP (Independent Registered Public Accounting Firm).

23.2	Consent of Ernst and Young LLP (Independent Auditors).

23.3	Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.1).

23.4	Consent of Drinker Biddle & Reath LLP (included in Exhibit 8.1).

24.1	Power of Attorney (included on the Signature Page of this Registration Statement).

*	Incorporated herein by reference as above indicated.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on December 20, 2017.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:	/ S / JOSEPH F. CORADINO
Joseph F. Coradino
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Joseph F. Coradino and Robert F. McCadden, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, or the Act, and to file the same, with all exhibits and other documents in connection therewith, with the Securities and Exchange Commission, and to execute, deliver and file any other documents and instruments in the undersigned’s name or on the undersigned’s behalf which said attorneys-in-fact and agents, or either of them, may determine to be necessary or advisable to comply with the Act and any rules or regulations promulgated thereunder, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue of the power of attorney granted hereby.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/ S / JOSEPH F. CORADINO Joseph F. Coradino	Chairman and Chief Executive Officer (principal executive officer)	December 20, 2017

/ S / ROBERT F. MCCADDEN Robert F. McCadden	Executive Vice President and Chief Financial Officer (principal financial officer)	December 20, 2017

/ S / JONATHEN BELL Jonathen Bell	Senior Vice President and Chief Accounting Officer (principal accounting officer)	December 20, 2017

/ S / GEORGE J. ALBURGER, JR. George J. Alburger, Jr.	Trustee	December 20, 2017

/ S / MICHAEL J. DEMARCO Michael J. DeMarco	Trustee	December 20, 2017

Signature	Title	Date

/ S / LEONARD I. KORMAN Leonard I. Korman	Trustee	December 20, 2017

/ S / MARK E. PASQUERILLA Mark E. Pasquerilla	Trustee	December 20, 2017

/ S / CHARLES P. PIZZI Charles P. Pizzi	Trustee	December 20, 2017

/ S / JOHN J. ROBERTS John J. Roberts	Trustee	December 20, 2017

/ S / RONALD RUBIN Ronald Rubin	Trustee	December 20, 2017